UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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DOLLAR TREE, INC.
(Name of Registrant as Specified In Its Charter)
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DOLLAR TREE, INC.
500 Volvo Parkway
Chesapeake, Virginia 23320
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on
Thursday, June 14, 2018
To Our Shareholders:
We will hold the annual meeting of shareholders of Dollar Tree, Inc. at the Hilton Norfolk The Main, 100 East Main Street, Norfolk, Virginia 23510 on Thursday, June 14, 2018 at 8:00 a.m. local time, for the following purposes:

•	To elect twelve director nominees to the Company’s Board of Directors as identified in the attached proxy statement, each to serve as a director for a one-year term;

•	To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers;

•	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2018; and

•	To act upon any other business that may properly come before the meeting.
Shareholders of record at the close of business on April 13, 2018 will receive notice of and be allowed to vote at the meeting.
We have elected to distribute our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each shareholder. We believe this will increase shareholder value by decreasing our printing and distribution costs, reducing the potential for environmental impact by conserving natural resources, and allowing for convenient access to and delivery of materials in an easily searchable format. If you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability that was mailed to our shareholders on or about May 3, 2018.
Your vote is important to us. We encourage you to read the proxy statement and then vote by Internet, by phone or by signing, dating and returning your proxy card (if you request a paper copy) at your earliest convenience. Sending in your proxy card will not prevent you from voting your shares at the meeting, if you desire to do so.

By Order of the Board of Directors

WILLIAM A. OLD, JR.
Corporate Secretary
Chesapeake, Virginia
May 3, 2018
IMPORTANT NOTICE ABOUT THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 14, 2018
The Company’s proxy statement and annual report to shareholders for the fiscal year ended February 3, 2018 are available at http://www.dollartreeinfo.com/investors/financial/annuals/

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Dollar Tree’s Board of Directors is soliciting your proxy to vote your shares at the annual meeting of shareholders. This proxy statement summarizes the information you need to know to vote at the meeting.
We are providing access to our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each shareholder. On or about May 3, 2018, we mailed a Notice of Internet Availability to all shareholders entitled to vote at the annual meeting. The Notice tells you how to:

•	View our proxy materials for the annual meeting, including this proxy statement and the Dollar Tree 2017 Annual Report, on the Internet and vote; and

•	Instruct us to send proxy materials to you by mail or email.
The principal executive offices of Dollar Tree are located at, and our mailing address is, 500 Volvo Parkway, Chesapeake, Virginia, 23320; telephone: (757) 321-5000.
When and where is the annual meeting?
As shown in the Notice of Annual Meeting, the 2018 Annual Meeting of Shareholders of Dollar Tree, Inc. will be held on Thursday, June 14, 2018, at the Hilton Norfolk The Main, 100 East Main Street, Norfolk, Virginia 23510 at 8:00 a.m. local time.
Who is entitled to vote at the meeting?
You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on April 13, 2018. Holders of record have one vote for each share held at the close of business on the record date. At that time, there were 237,768,643 shares of Dollar Tree, Inc. common stock outstanding. Votes will be tabulated by our transfer agent, Computershare.
What is the difference between a shareholder of record and a beneficial owner of shares held in “street name?”
If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are a shareholder of record. If your shares are held in an account at a brokerage firm, bank, or similar institution, then you are the beneficial owner of shares held in “street name.” The institution holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to instruct the institution on how to vote the shares held in your account.
How can I cast my vote?
Shareholder of Record
If you are a shareholder of record, you may vote in person at the annual meeting, by mail (if you request a paper copy of our proxy materials) or over the telephone or the Internet.

•	To vote in person, we will give you a ballot to vote your shares when you arrive at the meeting.

•	To vote using the proxy card (if you request a paper copy), simply complete, sign, date and return it promptly in the envelope provided.

•	To vote by Internet, go to www.investorvote.com/DLTR and follow the steps outlined on the secured website.

•	To vote by telephone, dial toll free, 1-800-652-VOTE (8683) within the US, US territories and Canada any time on a touch tone telephone. Follow the instructions provided by the recorded message.

•	If you vote your shares more than one time by any method, your shares will be voted in accordance with the vote that is received on the latest date.

Internet	Telephone	Mail

www.investorvote.com/DLTR	1-800-652-VOTE (8683)	Cast your ballot, sign your proxy card
Vote 24/7		and send by pre-paid mail

Visit www.investorvote.com/DLTR You will need the 15 digit number included in your proxy card or notice.	Call 1-800-652-VOTE (8683) or the number on your voter instruction form. You will need the 15 digit number included in your proxy card or notice.	Send your completed and signed proxy card to the address on your proxy card.
Beneficial Owner

•	To vote by mail, simply complete, sign, date and promptly return the voter instruction form in the envelope provided.

•	To vote by Internet, go to www.proxyvote.com and follow the steps outlined on the secured website.

•	To vote by telephone, dial toll free, 1-800-454-VOTE (8683) (please note that beneficial shareholders may receive a different number based on their broker).

•	If you vote your shares more than one time by any method, your shares will be voted in accordance with the vote that is received on the latest date.

Internet	Telephone	Mail

www.proxyvote.com	1-800-454-VOTE (8683)	Cast your ballot, sign your voter instruction form
Vote 24/7		and send by pre-paid mail

Visit www.proxyvote.com You will need the control number included in your voter instruction form or notice.	Call 1-800-454-VOTE (8683) or the number on your voter instruction form. You will need the control number included in your voter instruction form or notice.	Send your completed and signed voter instruction form to the address on your voter instruction form.
Shareholders who own their shares in street name are not able to vote at the annual meeting unless they have a proxy executed in their favor from the holder of record of their shares.

What are the Board’s voting recommendations?

	PLEASE VOTE	BOARD RECOMMENDATION
1	The twelve director nominees for the Board of Directors	For Each Nominee
2	Approval, on an advisory basis, of the compensation of our Named Executive Officers	For
3	Ratification of the selection of KPMG LLP as our independent registered accounting firm for the fiscal year 2018	For
Can I change my voting instructions before the meeting?
You may revoke your proxy by sending in a signed proxy card with a later date, providing subsequent telephone or Internet voting instructions, providing a written notice of revocation to the Corporate Secretary of Dollar Tree, Inc. at the address on page 1 prior to the annual meeting or attending the annual meeting to cast your vote in person. If your shares are held in "street name," please follow the directions given by the institution that holds your shares to change or revoke your voting instructions.
What constitutes a quorum?
A quorum is necessary for the transaction of business at the annual meeting. A quorum exists when holders of a majority of the total number of issued and outstanding shares of common stock that are entitled to vote at the annual meeting are present in person or by proxy.
Who will count the votes?
A representative of Computershare, our transfer agent, will act as the Inspector of Election, determine the presence of a quorum and tabulate the votes.
What is the effect of abstentions and broker non-votes?
The inspector will treat valid proxies marked “abstain” or proxies required to be treated as broker “non-votes” as present for purposes of determining whether there is a quorum at the annual meeting. A broker “non-vote” occurs when you fail to provide your broker with voting instructions on a particular proposal and the broker does not have discretionary authority to vote your shares on that particular proposal because the proposal is not a “routine” matter under the applicable rules. Abstentions and broker “non-votes” with respect to the matters to be voted on at the 2018 annual meeting will have no effect on the outcome of the vote on such matters.
Unless your broker receives appropriate instructions from you, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the 2018 annual meeting of shareholders other than the ratification of our independent registered public accounting firm. Therefore, we strongly urge you to vote your shares.
If I share an address with another shareholder and we receive only one paper copy of proxy materials, how can I obtain an additional copy of proxy materials?
In some cases, we may deliver only one proxy statement to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. Upon written or oral request, we will deliver a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. You can notify our Corporate Secretary at our address on page 1 that you wish to receive a separate copy of the proxy statement in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. Each shareholder will receive voting instructions relative to their individual holdings, regardless of a shared address.

How can I obtain an additional proxy card?
If you lose, misplace or otherwise need to obtain a proxy card and you are a shareholder of record, you should contact Computershare at 1-800-622-6757 (US, Canada, Puerto Rico) or 781-575-4735 (non-US).
If you hold your shares of common stock in “street name” and therefore are not a shareholder of record, contact your account representative at the broker, bank or similar institution through which you hold your shares.
Where and when will I be able to find the voting results?
You can find the official voting results on our Form 8-K filed with the Securities and Exchange Commission within four business days after the annual meeting.
Who pays for the costs of the proxy solicitations?
The cost of soliciting proxies will be borne by us. Proxies may be solicited by officers, directors and regular employees of our company or our affiliates, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegram or messenger. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of shares in accordance with the schedule of charges approved by the National Association of Securities Dealers, Inc. We have retained Georgeson Inc. to assist with the solicitation of proxies for a fee not to exceed $20,000, plus reimbursement for out-of-pocket expenses.

PROPOSAL NO. 1-ELECTION OF DIRECTORS
Directors and Nominees
At the 2018 annual meeting of shareholders, the terms of all directors are expiring: Arnold S. Barron, Gregory M. Bridgeford, Mary Anne Citrino, H. Ray Compton, Conrad M. Hall, Lemuel E. Lewis, Jeffrey G. Naylor, Gary M. Philbin, Bob Sasser, Thomas A. Saunders III, Stephanie P. Stahl, Thomas E. Whiddon and Carl P. Zeithaml. Gary Philbin, our Chief Executive Officer and President, was appointed to the Board on September 18, 2017, at which time the bylaws were amended to increase the size of the Board from eleven to twelve. The Board also appointed Stephanie P. Stahl and Jeffrey G. Naylor as new members of the Board, effective January 11, 2018 and March 15, 2018, respectively. All current directors have been re-nominated for appointment as directors, except for H. Ray Compton, in consideration of his preference not to stand for re-election when his term expires at the 2018 annual meeting of shareholders. As a result, the Board nominates all directors, except for H. Ray Compton, to serve for a one-year term. All nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for re-election, the persons named in the proxy will vote for any substitute nominee proposed by the Board of Directors.
The Company underwent a sad transition due to the passing of its co-founder and board member Macon Brock, Jr. Mr. Brock served as the Chairman of the Board from 2001 to September 18, 2017 and Chairman Emeritus from September 18, 2017 until his death on December 9, 2017. The Board of Directors and the Company mourn the loss of Mr. Brock and appreciate his strong leadership and dedicated service over the years. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Stephanie P. Stahl on January 11, 2018 to fill the vacancy resulting from the death of Mr. Brock.
On March 15, 2018, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, approved an amendment to the Company's bylaws to increase the size of its Board from twelve directors to thirteen. Mr. Naylor was appointed to the Board on March 15, 2018.
Pursuant to the Company’s bylaws, a director nominee will be elected by a majority of votes cast in uncontested director elections. In contested elections, the plurality voting standard continues to apply.
In addition, we have a corporate governance policy requiring each director-nominee to submit a resignation letter contingent in part on his or her failure to receive a majority of the votes cast. See page 23 for more on this policy.
Vote Required
Our directors are elected by a “majority” vote in uncontested elections such as this election. Each director nominee shall be elected by a vote of the majority of the votes cast with respect to the director nominee. Abstentions and shares held by brokers that are not voted in the election of directors will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
EACH OF THE NOMINEES FOR DIRECTOR.

INFORMATION CONCERNING NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

NOMINEES

ARNOLD S. BARRON Private Investor; corporate director Chairman of the Compensation Committee
Mr. Barron, age 70, was the Senior Executive Vice President, Group President of The TJX Companies, Inc. from 2004 until his retirement in January 2009. His employment with The TJX Companies began in 1979. He held the positions of Executive Vice President, Chief Operating Officer, The Marmaxx Group (2000-2004), Senior Vice President, Group Executive, TJX (1996-2000), Senior Vice President, General Merchandising Manager, T.J. Maxx (1993-1996). From 1979 to 1993, he held several other executive positions within The TJX Companies, Inc.
With more than thirty years of experience in senior management, operations and retail merchandising in the U.S., Canada and Europe, Mr. Barron brings a tremendous combination of skills and experience spanning areas key to our business.
Mr. Barron became a director of Dollar Tree in March 2008. He previously served on the Board of rue21, inc. from 2009 through 2013.

GREGORY M. BRIDGEFORD Private investor; corporate director Member of the Compensation Committee
Mr. Bridgeford, age 63, served as the Chief Customer Officer of Lowe’s Companies, Inc. from 2012 to 2014 until his retirement. His employment with Lowe’s began in 1982 where he held various senior level positions, including Executive Vice President of Business Development (2004-2012), Senior Vice President of Business Development (1999-2004), Senior Vice President of Marketing (1998-1999), Senior Vice President and General Merchandising Manager (1994-1998), Vice President of Merchandising (1989-1994), Vice President of Corporate Development (1986 - 1989), and Director of Corporate Development (1982-1986).
Mr. Bridgeford brings to our Board more than thirty years of experience in the areas of customer experience, merchandising, marketing, advertising and communications, strategic planning and business process improvement.
Mr. Bridgeford became a director of Dollar Tree in May 2016.

MARY ANNE CITRINO Senior Advisor, Blackstone Member of the Audit Committee; Member of the Nominating and Corporate Governance Committee
Ms. Citrino, age 59, has been a Senior Advisor at Blackstone, a global investment firm, since 2015. She served as a Senior Managing Director at Blackstone since 2004. Previously, Ms. Citrino was employed at Morgan Stanley for over twenty years. During her years there, she served as the Global Head of Consumer Products Investment Banking, Co-Head of Health Care Services Investment Banking, and a Mergers and Acquisitions Analyst.
With more than thirty years of experience in investment banking, extensive experience in mergers and acquisitions, together with her competence in critical financial analysis and successful record in a variety of business dealings, Ms. Citrino brings essential skills and a unique perspective to the Board.
Ms. Citrino was appointed as a director of Dollar Tree in 2005. She serves on the Boards of Hewlett Packard, Inc., Royal Ahold Delhaize and Alcoa Corporation. She previously served on the Board of Health Net, Inc. from 2009 to 2016.

CONRAD M. HALL Private investor; corporate director Member of the Audit Committee; Member of the Compensation Committee
Mr. Hall, age 74, served as the President and Chief Executive Officer of Dominion Enterprises, a leading media and marketing information services company from 2006 until his retirement in January 2009. Prior to 2006, he served as the President and Chief Executive Officer of Trader Publishing Company since April 1991. From 1989 to 1991, he served as the President of Landmark Target Media, Inc. Mr. Hall joined Landmark Communications, Inc. in 1970 where he held various senior positions, including Executive Vice President and Chief Financial Officer from 1985 to 1989. He also served as the Vice President of The Virginian-Pilot and The Ledger-Star division of Landmark from 1977 to 1981.
Mr. Hall’s experience as a former Chief Executive Officer and his demonstrated success in new business development is of immense value to the Board, especially as we continue to evaluate growth opportunities. He also brings to the Board more than thirty years of operational expertise, extensive experience in information technology, strategic planning, human resources, and a solid financial background.
Mr. Hall became a director of Dollar Tree in January 2010. He currently serves on the Board of Landmark Media Enterprises, LLC. He previously served as a director for Dominion Enterprises and Landmark Communications, Inc. from 2006 through 2009. He also served on the Board of Trader Publishing Company from 1991 through 2006.

LEMUEL E. LEWIS Private investor; corporate director Member of the Audit Committee
Mr. Lewis, age 71, served as the Executive Vice President and Chief Financial Officer of Landmark Communications, Inc. from 2000 until his retirement in 2006. From 1981 to 2000, he held several other senior positions with Landmark Communications.
Mr. Lewis brings to the Board many years of experience in accounting, finance, human resources, mergers and acquisitions, and business unit operations. The Board also benefits from his valuable financial experience as a former Chief Financial Officer and his service on other Boards, including the Audit Committee Chairman of Markel Corporation and Audit Committee Chairman of Owens & Minor. In addition, our Board has determined that Mr. Lewis qualifies as an Audit Committee financial expert.
Mr. Lewis became a director of Dollar Tree in July 2007. He also serves on the Boards of Markel Corporation and Owens & Minor Inc. He served as Chairman of the Board for the Federal Reserve Bank of Richmond from 2008 through 2010 and was the Chairman of its Audit Committee from 2005 to 2008. He previously served on the Board of Landmark Communications from 2006 through 2008.

JEFFREY G. NAYLOR Private investor; corporate director
Mr. Naylor, age 59, serves as the Managing Director of his own consulting firm, Topaz Consulting LLC, where he advises private equity firms on potential transactions and provides services in the area of strategy and finance. From February 2013 to April 2014, Mr. Naylor served as Senior Corporate Advisor of the TJX Companies, Inc., a retail company of apparel and home fashions. From January 2012 to February 2013, Mr. Naylor served as Senior Executive Vice President and Chief Administrative Officer of the TJX Companies, Inc.; from February 2009 to January 2012, he served as its Senior Executive Vice President, Chief Financial and Administrative Officer; from June 2007 to February 2009, he served as its Senior Executive Vice President, Chief Administrative and Business Development Officer; from September 2006 to June 2007, he served as its Senior Executive Vice President, Chief Financial and Administrative Officer; and from February 2004 to September 2006, he served as its Chief Financial Officer.

Mr. Naylor served as Chief Financial Officer of Big Lots, Inc. from 2001 to 2004 and has held various senior financial positions with Limited Brands, Sears, Roebuck and Co., and Kraft Foods, Inc. Mr. Naylor began his career with Deloitte Haskins & Sells, and is a Certified Public Accountant.

Mr. Naylor brings to our Board an extensive financial and accounting background as well as significant leadership and retail experience.

Mr. Naylor was appointed to our Board in March 2018. He currently serves on the Boards of Directors of Synchrony Financial (Audit Committee Chair; Compensation Committee), Emerald Expositions (Audit Committee Chair; Compensation Committee) and Wayfair, Inc.

GARY M. PHILBIN President and Chief Executive Officer Dollar Tree, Inc.
Mr. Philbin, age 61, was appointed as the President and Chief Executive Officer of Dollar Tree on September 18, 2017. Mr. Philbin served as the Enterprise President of Dollar Tree from December 30, 2016 to September 2017. Previously, he served as the President and Chief Operating Officer of Family Dollar Stores from July 2015 to December 2016. From June 2013 to July 2015, he was the President and Chief Operating Officer of Dollar Tree. From March 2007 to June 2013, he was the Chief Operating Officer of Dollar Tree. He previously served as our Senior Vice President of Stores since December 2001. He joined Dollar Tree after a thirty year career in the retail grocery industry, including senior executive level positions with Grand Union, SuperValu and A&P. Mr. Philbin's career started with the Kroger Company where he held increasing positions of responsibility over a twenty year career.

Mr. Philbin was appointed to our Board in September 2017.

BOB SASSER Executive Chairman Dollar Tree, Inc.
Mr. Sasser, age 66, became the Executive Chairman of the Board on September 18, 2017. He was the Chief Executive Officer from 2004 to September 2017 and previously served as the President and Chief Executive Officer from 2004 to 2013. He was Dollar Tree’s President and Chief Operating Officer from 2001 to 2003 and Chief Operating Officer from 1999 to 2000. Previously, from 1997 to 1999, he served as Senior Vice President, Merchandise and Marketing of Roses Stores, Inc. From 1994 to 1996, he was Vice President, General Merchandise Manager for Michaels Stores, Inc. Prior to 1994, he held several positions at Roses Stores, Inc., ranging from Store Manager to Vice President, General Merchandise Manager.
Mr. Sasser’s demonstration of outstanding leadership skills, business acumen, commitment to excellence, and his major contributions to the company’s growth and success as the former Chief Executive Officer of Dollar Tree, provides essential insight and guidance to our Board. In addition, the Board benefits from Mr. Sasser’s forty-five years of retail experience.
Mr. Sasser was elected to our Board in 2004.

THOMAS A. SAUNDERS III President, Ivor & Co., LLC Lead Independent Director; Chairman of the Nominating and Corporate Governance Committee
Mr. Saunders, age 81, has been the President of Ivor & Co., LLC, a private investment company, since 2000. He was a founder of Saunders Karp & Megrue Partners, L.L.C., (“SKM”) which controlled the SK Equity Fund, L.P., once a major investor in Dollar Tree. SKM merged with Apax Partners in 2005. Before founding SKM in 1990, he was a Managing Director of Morgan Stanley & Co. from 1974 to 1989. Mr. Saunders is the recipient of the 2008 National Humanities Medal and a recipient of the highest awards bestowed by the Marine Corps University Foundation, the New-York Historical Society, the Virginia Military Institute and the Darden Graduate School of Business at the University of Virginia.
Mr. Saunders brings to the Board valuable financial expertise, including extensive experience in investment banking and a solid understanding of the capital markets. As a company director for twenty-five years and lead independent director for the past eleven years, Mr. Saunders also brings to the Board critical leadership skills and a deep understanding of our business.
Mr. Saunders has been a Dollar Tree director since 1993. He previously served on the Board of Hibbett Sports, Inc. from 1995 to 2016 and served on the Board of Teavana Holdings, Inc. from 2011 to 2012.

STEPHANIE P. STAHL Private investor; corporate director
Ms. Stahl, age 51, currently owns and operates Studio Pegasus, LLC, an investment and advisory company focused on consumer sector digital start-ups, which she founded in 2015. Prior to founding Studio Pegasus, LLC, Ms. Stahl served as Executive Vice President, Global Marketing & Strategy of Coach, Inc. from 2012 to 2015. From 2010 to 2011, she served as the Chief Executive Officer of Tracy Anderson Mind & Body, LLC. Previously, from 2003 to 2006, she was the Executive Vice President, Chief Marketing Officer of Revlon, Inc. She was the Partner and Managing Director of The Boston Consulting Group, Inc. from 1998 to 2003. She also served as the Vice President, Strategy & New Business Development of Toys “R” Us, Inc. in 1997. Ms. Stahl began her career as a Financial Analyst for Morgan Stanley & Co. Incorporated.
Ms. Stahl brings to our board significant experience in global marketing, brand building and strategic development.
Ms. Stahl was appointed to our Board in January 2018. Ms. Stahl currently serves on the Boards of Directors of Knoll, Inc. and Chopt Creative Salad Company.

THOMAS E. WHIDDON Private investor; corporate director Chairman of the Audit Committee
Mr. Whiddon, age 65, from 2004 to 2013 was an Advisory Director of Berkshire Partners, LLC (a private equity firm), and as such, served in interim executive operating roles for various Berkshire portfolio companies from 2004 to 2006. Previously, he was Executive Vice President of Lowe’s Companies, Inc. from 1996 until his retirement in 2003. During this time, he served as Executive Vice President of Logistics and Technology from 2000 to 2003 and Executive Vice President, Chief Financial Officer from 1996 to 2000. Prior to his tenure at Lowe’s, he served as the Chief Financial Officer and Treasurer of Zale Corporation from 1994 to 1996. From 1986 to 1993, he served as the Treasurer of Eckerd Corporation.
Having served as Chief Financial Officer and Treasurer of successful large public retail companies, coupled with his many years of experience in public accounting, Mr. Whiddon brings to our Board extensive financial expertise. In addition, our Board has determined that Mr. Whiddon qualifies as an Audit Committee financial expert. His service on the Board and a number of Committees of Carter’s Inc. and Sonoco Products Company, Inc. further enhances his contributions to our Board. He also brings a fresh perspective to Dollar Tree’s logistics and technology focus.
Mr. Whiddon has been a member of our Board since 2003. He currently serves as a director of Sonoco Products Company, Inc. and Carter’s Inc.

CARL P. ZEITHAML Dean, McIntire School of Commerce University of Virginia Member of the Compensation Committee
Dr. Zeithaml, age 68, is the Dean of the McIntire School of Commerce at the University of Virginia. He is also a Professor in the Management Area specializing in strategic management. He joined the McIntire School in 1997, after eleven years on the faculty in the Kenan-Flagler Business School at the University of North Carolina-Chapel Hill.
Dr. Zeithaml provides the Board with expertise in strategic management with an emphasis on competitive strategy, corporate governance and global strategy. He brings to the Board extensive educational experience and a strong understanding of risk management.
Dr. Zeithaml became a director of Dollar Tree in July 2007.

OTHER DIRECTORS (Not Standing for Re-Election)

H. RAY COMPTON Private investor; corporate director Member of the Nominating and Corporate Governance Committee
Mr. Compton, age 75, has been a director of Dollar Tree since 1986. Mr. Compton was Executive Vice President of Dollar Tree from 1998 to 2002 and Chief Financial Officer from 1986 to 1998. He retired as a full-time employee in 2002 and became fully retired in 2004. From 1979 until 1991, he was employed in similar roles with K&K Toys, Inc. Prior to 1979, he was associated for fifteen years with a manufacturing company in various accounting and management positions.
Having served as a director for thirty-two years and a former Chief Financial Officer, Mr. Compton brings to the Board a deep understanding of the company’s history and unique business model. In addition, Mr. Compton’s extensive experience in management, finance and accounting, coupled with his past service as Chairman of the Audit Committee for Hibbett Sports, Inc., is a vital asset to our Board.
Mr. Compton has been a director of Dollar Tree since 1986. He previously served on the Board of Hibbett Sports, Inc. from 1997 to 2005.

EXECUTIVE OFFICERS (Other than those listed above)

DAVID JACOBS Chief Strategy Officer Dollar Tree, Inc.
Mr. Jacobs, age 49, has been the Chief Strategy Officer of Dollar Tree since 2012. He was the Senior Vice President of Strategic Planning from 2009 to 2012, and Vice President of Strategic Plannning from 2006 to 2009. From 1996 to 2006, he held a number of positions with The Boston Consulting Group, a leading global strategic management consulting firm, including Partner from 2003 to 2006. From 1994 to 1996, he was an attorney at Weil, Gotshal & Manges, LLC.

JOSHUA JEWETT Chief Information Officer Dollar Tree, Inc.
Mr. Jewett, age 48, has been the Chief Information Officer of Dollar Tree since March 2016 and has strategic and operational responsibility for all aspects of Information Technology. From August 2002 to February 2016, he served as the Senior Vice President-Chief Information Officer of Family Dollar Stores, Inc. Prior to his employment with Family Dollar, he served as the Senior Director for Answerthink, Inc., an international management consulting firm.

DUNCAN MAC NAUGHTON President Family Dollar Stores, Inc.
Mr. Mac Naughton, age 56, has served as the President of Family Dollar Stores since December 2016. From December 2016 to October 2017, he served as the President and Chief Operating Officer. Prior to joining Family Dollar, he served as the Chief Executive Officer and President of Mills Fleet Farm, LLC from March 2016 to December 2016. He also held numerous senior leadership roles at Wal-Mart Stores, Inc., including Chief Merchandising and Marketing Officer from 2011 to 2014, Executive Vice President of Consumables Health and Wellness from 2010 to 2011, and Chief Merchandising Officer of Walmart Canada from 2009 to 2010. From 2006 to 2009, he served as the Executive Vice President, Merchandising and Marketing for Supervalu, Inc., including serving as the Head of the Health and Wellness Division. Prior to Supervalu, Mr. Mac Naughton held several leadership roles at Albertsons, Inc.'s, H. E. Butt Grocery Company and Kraft Foods Group, Inc.

GARY A. MAXWELL Chief Supply Chain Officer Dollar Tree, Inc.
Mr. Maxwell, age 56, joined Dollar Tree in 2015 as the Chief Supply Chain Officer. From 2013 to 2015, he was the President and Founder of Maxwell Value Chain, Inc, a company that provided replenishment services and supply chain improvement consultation to retail suppliers. He joined Dollar Tree after a 14-year career at Walmart Stores, Inc. where he held various senior level positions. This included serving as the Senior Vice President of the Global Business Process Team from 2012 to 2013. From 2007 to 2011, he held the position of Senior Vice President of International Supply Chain. From 2003 to 2006, he was the Senior Vice President of U.S. Merchandise Replenishment and the Vice President of U.S. Logistics Engineering from 2001 to 2002. From 1999 to 2000, he served as the Vice President of Sam’s Club Logistics. Prior to Walmart, he worked for Caldors from 1993 to 1999 as the Senior Vice President of Merchandise Distribution and Replenishment. Throughout his career, he gained expertise in global supply chain management, international logistics, merchandise distribution and replenishment, inventory management, process improvement and strategic planning.

WILLIAM A. OLD, JR. Chief Legal Officer Dollar Tree, Inc.
Mr. Old, age 64, joined Dollar Tree as the Chief Legal Officer in 2013. Prior to joining Dollar Tree, he was the Vice President and Director at Williams Mullen, P.C. from 2004 to 2013. He previously represented Dollar Tree as its primary outside counsel since 1985.

ROBERT H. RUDMAN Chief Global Products Officer Dollar Tree, Inc.
Mr. Rudman, age 67, has been the Chief Global Products Officer since April 2017. He previously served as the Chief Merchandising Officer of Dollar Tree from June 2003 to March 2017. Prior to joining Dollar Tree, he served as President/CEO and minority shareholder of Horizon Group USA from 2000 to June 2003. From 1996 to 2000, Mr. Rudman was President/CEO of his own consulting company, VQ International Inc. From 1991 until 1996, Mr. Rudman was Executive Vice President/Chief Merchandise Officer of Michaels Stores. Prior to joining Michaels, Mr. Rudman served in a number of positions in a wide variety of retail formats, gaining the majority of his experience in merchandise and marketing.

KEVIN S. WAMPLER Chief Financial Officer Dollar Tree, Inc.
Mr. Wampler, age 55, has been the Chief Financial Officer of Dollar Tree since December 2008. Prior to joining Dollar Tree, he served as Executive Vice President, Chief Financial Officer and Assistant Secretary for The Finish Line, Inc. from October 2003 to November 2008. Mr. Wampler held various other senior positions during his fifteen-year career at The Finish Line, including Senior Vice President, Chief Accounting Officer and Assistant Secretary from 2001 to 2003. Mr. Wampler, a Certified Public Accountant, was employed by Ernst and Young LLP from 1986 to 1993.

MICHAEL A. WITYNSKI President and Chief Operating Officer Dollar Tree Stores, Inc.
Mr. Witynski, age 55, has been the President and Chief Operating Officer of Dollar Tree Stores since June 2017. He previously served as the Chief Operating Officer from July 2015 to June 2017. He served as the Senior Vice President of Stores from August 2010 to July 2015. Prior to joining Dollar Tree, he held senior leadership roles in Merchandising, Marketing, Private Brands and Operations at Shaw’s Supermarkets and Supervalu, Inc. during his 29-year career in the grocery industry.

HOW NOMINEES TO OUR BOARD ARE SELECTED
Candidates for election to our Board of Directors are nominated by our Nominating and Corporate Governance Committee and ratified by our full Board of Directors for consideration by the shareholders. The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at http://www.dollartreeinfo.com/investors/corporate/. A copy of the charter is also available to all shareholders upon request, addressed to our Corporate Secretary at the address on page 1. All members of the committee are independent under the standards established by the NASDAQ Stock Market.
In addition, our bylaws will enable eligible shareholders to have their own qualifying director nominee(s) included in the Company's proxy materials, along with candidates nominated by our Board of Directors, as described in further detail under "Proxy Access" on page 16.
Our Nominating and Corporate Governance Committee also will consider candidates recommended by shareholders. Shareholders may recommend candidates for Nominating and Corporate Governance Committee consideration by submitting such recommendation using the methods described under the “Shareholder Nominations for Election of Directors” section on page 15 and “Communicating with our Board Members” on page 24. In making recommendations, shareholders should be mindful of the discussion of minimum qualifications set forth in the following paragraph. Although a recommended individual may meet the minimum qualification standards, it does not imply that the Nominating and Corporate Governance Committee necessarily will nominate the person so recommended by a shareholder.
In evaluating candidates for election to the Board, our Nominating and Corporate Governance Committee shall take into account the qualifications of the individual candidate as well as the composition of the Board as a whole.
Among other things, the Committee shall consider:

•	the candidate’s ability to help the Board create shareholder value,

•	the candidate’s ability to represent the interests of shareholders,

•	the business judgment, experience and acumen of the candidate,

•	the need of the Board for directors having certain skills and experience,

•	other business and professional commitments of the candidate,

•	the number of other boards on which the candidate serves, including public and private company boards, and

•	retail experience.
Our Nominating and Corporate Governance Committee gives consideration to potential candidates who would represent diversity on the Board with respect to professional background, experience, expertise, age, gender, and ethnicity.

Our Nominating and Corporate Governance Committee identifies nominees in a number of ways. The Nominating and Corporate Governance Committee from time to time engages search firms to assist the committee in identifying potential Board nominees, and we pay such firms a fee for conducting such searches. Another method is the recommendation of a current member of the Board, who personally knows and has an understanding of the qualifications of a proposed nominee. An additional method involves an awareness of persons who are successful in business, whether personally known to a member of the Board or not. We may contact such persons from time to time to ask whether they would be willing to serve. If they are willing, then the Nominating and Corporate Governance Committee conducts significant amounts of due diligence to ensure that a nominee possesses the qualifications, qualities and skills outlined above. As mentioned above, our Nominating and Corporate Governance Committee will consider recommendations from shareholders on the same basis as other candidates.
Shareholder Nominations for Election of Directors
Shareholders generally can nominate persons to be directors by following the procedures set forth in our bylaws. In short, these procedures require the shareholder to deliver a written notice containing certain required information in a timely manner to our Corporate Secretary at the address on page 1. To be timely, the notice must be sent either by personal delivery or by United States certified mail, postage prepaid, and received no later than 120 days and no sooner than 150 days in advance of the anniversary date of the proxy statement for the previous year's annual meeting. If no annual meeting was held in the previous year, or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice must be sent not less than 90 days before the date of the applicable annual meeting. The notice must contain the information required by our bylaws about the shareholder proposing the nominee and about the nominee. A copy of our bylaws can be found online at http://www.dollartreeinfo.com/investors/corporate/.
Each shareholder’s notice to the Corporate Secretary must include, among other things:

•	the name and address of record of the shareholder who intends to make the nomination;

•
a representation that the shareholder is a shareholder of record of our company’s capital stock and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

•	the class and number of shares of our capital stock beneficially owned by the shareholder; and

•
a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

For each person nominated, the notice to the Corporate Secretary must also include, among other things:

•	the name, age, business address and, if known, residence address, of the nominee;

•	his or her principal occupation or employment;

•	the class and number of shares of our capital stock beneficially owned by such person;

•
any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended; and

•	the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

Proxy Access
In June 2017, the Board adopted a proxy access bylaw, which is effective for the Company's 2018 annual shareholder meeting and going forward. Under the bylaw, a shareholder, or a group of up to 20 shareholders, owning at least three percent (3%) of the Company's outstanding common stock continuously for at least three years, will be able to nominate and include in our proxy materials director nominees which shall not exceed the greater of two (2) directors or twenty percent (20%) of the Board (rounded down), provided that the shareholders and nominees have complied with the requirements to be set forth in our bylaws and applicable law. Among other things, shareholders who wish to include director nominations in our proxy statement must follow the instructions under the "Shareholder Nominations for Election of Directors" section.
INFORMATION ABOUT THE BOARD OF DIRECTORS
Director Compensation
Director compensation is established by the Board of Directors and periodically reviewed. The Board determined that each non-employee director (i.e. all directors except for Bob Sasser and Gary Philbin) will receive an annual cash retainer of $180,000, payable quarterly in advance. In addition, the Audit Committee chair will receive $30,000 and Audit Committee members will receive $20,000; the Compensation Committee chair will receive $30,000 and Compensation Committee members will receive $15,000; the Nominating and Corporate Governance Committee chair will receive $20,000 (increased from $15,000 in 2016) and the Nominating and Corporate Governance Committee members will receive $10,000. The Lead Director will receive an additional $35,000. The Board approved in fiscal 2016 an annual equity grant with a value of $75,000 to be paid annually to each non-employee director in the form of shares of Dollar Tree common stock. The Board may also authorize additional fees for ad hoc committees, if any. Fees are paid quarterly in advance. We do not offer non-equity incentives or pension plans to non-employee directors.
Under our shareholder-approved 2013 Director Deferred Compensation Plan (DDCP), directors may elect to defer receipt of all or a portion of their board and committee fees to be paid at a future date in either cash or shares of common stock, or to defer all or a portion of their fees into non-statutory stock options. Deferral elections must be made by December 31 for the deferral of fees in the next calendar year and must state the amount or portion of fees to be deferred; whether and to what extent fees are to be deferred in cash or shares or paid in the form of options; in the case of deferral into cash or shares, whether the pay out shall be in installments or lump sum; and the date on which such pay out will commence. In the case of deferrals into options, the number of options to be credited is calculated by dividing the deferred fees by 33% of the closing price on the first day of each calendar quarter, which is the date of grant. The options bear an exercise price equal to the closing price on the date of grant and are immediately exercisable. Deferrals into cash or stock are recorded in unfunded and unsecured book-entry accounts. Deferred shares to be credited are calculated by dividing the deferred fees by the closing price on the first day of each calendar quarter. If cash dividends are declared, deferred share accounts are credited with a corresponding number of deferred shares, based on the market price on the dividend date. In the case of deferrals into a deferred cash account, interest is credited to the account at the beginning of each quarter based on the 30-year Treasury Bond rate then in effect. See the Director’s Compensation Table below for a description of deferrals in the current fiscal year.
In March 2013, the Board instituted a guideline requiring directors to hold Dollar Tree stock, not including stock options, equal to at least $300,000 in value, measured as of the date the stock was acquired, within four years of election by the shareholders. As of February 3, 2018, all of our directors owned shares in excess of this amount, with the exception of Stephanie P. Stahl who joined the Board in January 2018. Consistent with prior years, despite the directors owning shares in excess of this guideline, a majority of the directors have consistently chosen to defer a meaningful portion of their annual cash retainer as shares of common stock or as options (ranging from 60% to 100% of total compensation for participating directors during 2017). See the Director’s Compensation Table below for a description of deferrals in the 2017 fiscal year.

Mr. Compton, who retired as a full-time employee in 2002 and as a part-time employee in 2004, has a post-retirement benefit agreement that provides for $30,000 to be paid to him annually and allows him to participate in our group health plans at his cost. Mr. Compton does not provide advisory services to the Company.
The following table shows compensation paid to each person who served as a director during fiscal year 2017 (compensation information for Bob Sasser and Gary Philbin can be found on page 42 of this document).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

Arnold S. Barron	$210,000	$75,000	$—	$285,000
Gregory M. Bridgeford	195,000	75,000	—	270,000
Macon F. Brock, Jr.	—	600,000	48,843	648,843
Mary Anne Citrino	210,000	75,000	—	285,000
H. Ray Compton	190,000	75,000	30,000	295,000
Conrad M. Hall	215,000	75,000	—	290,000
Lemuel E. Lewis	200,000	75,000	—	275,000
Jeffrey G. Naylor	—	—	—	—
Thomas A. Saunders III	235,000	75,000	—	310,000
Stephanie P. Stahl	—	—	—	—
Thomas E. Whiddon	210,000	75,000	—	285,000
Carl P. Zeithaml	195,000	75,000	—	270,000

(1)
This column shows amounts earned for retainers and fees, including fees paid for service on standing and ad hoc committees, not reduced for deferrals. Ms. Stahl and Mr. Naylor joined the Board in 2018 and did not receive director fees for fiscal 2017.

(2)
This column includes the grant date fair market value in the amount of $600,000 for 7,645 service-based restricted stock units granted on March 31, 2017 to Mr. Brock for his past services as Chairman of the Board. This column also includes the grant date fair value of shares granted to non-employee directors on July 1, 2017. The number of shares were determined by dividing the value of the equity award by the Company's closing share price of $69.92 on the date of grant, resulting in 1,072 shares of common stock for each of the non-employee directors.

(3)
This column includes post-retirement benefits paid to Mr. Compton, as more fully described in the narrative accompanying this table.This column includes Mr. Brock’s “all other compensation” that shows: perquisites in the amount of $48,843, which includes a car allowance in the amount of $15,392, executive term life insurance in the amount of $9,913, and imputed income in the amount of $23,538 for personal use of the corporate aircraft.

The following table shows, for each of our non-employee directors, amounts deferred in fiscal year 2017 under our DDCP, the number of shares underlying those deferrals, and the aggregate number, as of February 3, 2018, of outstanding stock options, including options obtained through deferral of fees (all of which are fully vested), and deferred shares:

Name	Amounts Deferred in 2017 ($)(1)	Shares Underlying Amounts Deferred in 2017 (#)(2)	Total Deferred Shares (#)	Options Outstanding, including Options acquired through Deferral of Fees (#)	Total Shares Underlying Options and Deferred Amounts (#)

Arnold S. Barron	$210,000	3,586	20,873	—	20,873
Gregory M. Bridgeford	195,000	3,407	5,429	—	5,429
Mary Anne Citrino	210,000	3,586	64,454	—	64,454
H. Ray Compton	—	—	—	—	—
Conrad M. Hall	215,000	3,646	25,100	—	25,100
Lemuel E. Lewis	200,000	3,466	50,669	—	50,669
Jeffrey G. Naylor	—	—	—	—	—
Thomas A. Saunders III	235,000	8,525	—	98,099	98,099
Stephanie P. Stahl	—	—	—	—	—
Thomas E. Whiddon	—	—	—	—	—
Carl P. Zeithaml	117,000	2,473	25,580	—	25,580

(1)
This column shows the dollar amount of retainers and fees deferred in 2017 under the DDCP. Directors may choose to defer a portion or all of their fees into a deferred cash account, common stock equivalents (which we call “deferred shares”) or options, as more fully described in the narrative in this section.

(2)
Shares in this column represent deferred shares and in the case of Mr. Saunders, deferral into options. Compensation expense related to these options, valued by the same method as that used for option grants to employees, is recorded upon grant; $336,263 was recorded in 2017.

Meetings of the Board of Directors
The Board of Directors has scheduled four regular meetings in 2018 and will hold special meetings when company business requires. During 2017, the Board held eight formal meetings and undertook action by unanimous consent on one occasion. Informational update calls are periodically conducted during the year. Each member of the Board attended at least 75% of all Board meetings and meetings of committees of which he or she was a member.
Committees of the Board of Directors
The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The memberships and functions of these committees are set forth below. The Board does not have a standing Executive Committee. Other committees may be established to consider non-routine matters as the Board deems necessary.
Audit Committee
The Audit Committee has four members: Thomas E. Whiddon (Chairman), Mary Anne Citrino, Conrad M. Hall and Lemuel E. Lewis. The functions of this committee include:

•	reviewing management’s assessment of our internal control over the financial reporting process;

•	reviewing results of internal control testing related to Section 404 of the Sarbanes-Oxley Act of 2002;

•	reviewing our quarterly and annual financial statements;

•	reviewing the audit efforts of our independent auditors and internal audit department;

•	reviewing related party transactions; and

•	selecting the independent auditors and any independent counsel or other advisers it deems necessary.
The Audit Committee met in person or via teleconference nine times and took action by unanimous consent on two occasions in 2017. In addition, the Chairman of the committee conducted periodic updates with the independent auditors and/or financial management.
Our Board has reviewed the composition of the Audit Committee and determined that the independence and financial literacy of its members meet the listing standards of the NASDAQ Stock Market and regulations of the Securities and Exchange Commission. In addition, our Board has determined that the chairman of our Audit Committee, Thomas Whiddon, and Audit Committee member Lemuel Lewis, by virtue of their careers serving as Chief Financial Officers for large companies as well as other experience, qualify them as “audit committee financial experts,” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002.
Report of the Audit Committee
The Audit Committee’s main purpose (in accordance with its written charter adopted by the Board of Directors) is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the quality and integrity of the accounting, auditing and financial reporting practices of the company.
In connection with these responsibilities, the Audit Committee:

•	met with management and the head of our internal audit department to discuss the company’s risk management, control, and governance processes;

•	discussed with counsel our compliance with NASDAQ listing requirements and other securities regulations;

•
met with management and KPMG LLP, our independent registered public accounting firm, to review and discuss the quarterly and annual financial statements of the company for the fiscal year ended February 3, 2018;

•	discussed with KPMG LLP the matters required by Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees);

•	discussed with KPMG LLP the quality, not just the acceptability, of our accounting principles;

•
received from KPMG LLP written disclosures and the letter regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence;

•	reviewed and approved KPMG LLP’s fees for audit, audit-related and tax services; and

•	discussed with KPMG LLP any relationships that may impact their objectivity and independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended February 3, 2018 be included in the company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.
SUBMITTED BY THE AUDIT COMMITTEE

Mary Anne Citrino	Conrad M. Hall	Lemuel E. Lewis	Thomas E. Whiddon

Compensation Committee
The Compensation Committee has four members: Arnold S. Barron (Chairman), Gregory M. Bridgeford, Conrad M. Hall and Carl P. Zeithaml.
The functions of this committee include:

•	overseeing our compensation and benefit practices;

•	establishing the compensation arrangements for our executive officers;

•	administering our executive compensation plans and Employee Stock Purchase Plan;

•	administering and considering awards under our stock- and equity-based compensation plans; and

•	reviewing annually executives’ stock ownership levels to ensure compliance with the Company’s executive ownership policy.
The Compensation Committee met in person or via teleconference six times in 2017 and undertook action by unanimous consent on two occasions. In addition, the Chairman engaged in numerous in-depth discussions with members of management.
All members of the Compensation Committee meet the independence requirements of the Nasdaq Stock Market and regulations of the Securities and Exchange Commission. The report of the Committee, together with our Compensation Discussion and Analysis and information regarding executive compensation, can be found beginning on page 25.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee has three members: Thomas A. Saunders III (Chairman), Mary Anne Citrino and H. Ray Compton. The purpose of this committee is to advise the Board of Directors on the composition, organization and effectiveness of the Board and its committees, and on other issues relating to the corporate governance of the company. The committee’s primary duties and responsibilities are to:

•
recommend candidates to be nominated by the Board, including the re-nomination of any currently serving director, to be placed on the ballot for shareholders to consider at the annual shareholders meeting;

•	if the Chairman of the Board is not independent, recommend an independent director to be considered by the Board to be appointed as Lead Director;

•	recommend nominees to be appointed by the Board to fill interim director vacancies;

•	review periodically the membership and Chair of each committee of the board and recommend committee assignments to the board, including rotation or reassignment of any Chair or committee member;

•	monitor significant developments in the regulation and practice of corporate governance and of the duties and responsibilities of each director;

•	lead the Board in its biennial performance evaluation;

•	evaluate and administer our Corporate Governance Guidelines and recommend changes to the Board;

•	review our governance structure;

•	recommend policies for compensation and equity ownership guidelines for Board members who are not executive officers, as well as expense reimbursement policies;

•	review annually the directors’ stock ownership levels to ensure compliance with our director target ownership policy;

•	monitor annually the education of Board members on matters related to their service on the Board; and

•	advise the Board on its composition, committees, structure, practices and self-evaluation.
The Nominating and Corporate Governance Committee met in person or via teleconference on four occasions in 2017. During 2017, the committee continued to review potential candidates for Board seats in order to further enhance the Board’s effectiveness. For further information on the committee, its composition and procedures, please see the discussion beginning on page 14.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE

Independence
Dollar Tree is committed to principles of good corporate governance and the independence of a majority of our Board of Directors from the management of our company. The following eleven directors have been determined by our Board to be independent directors within the applicable listing standards of the Nasdaq Stock Market throughout 2017 (or since board appointment in the case of Ms. Stahl and Mr. Naylor): Arnold S. Barron, Gregory M. Bridgeford, Mary Anne Citrino, H. Ray Compton, Conrad M. Hall, Lemuel E. Lewis, Jeffrey G. Naylor, Thomas A. Saunders III, Stephanie P. Stahl, Thomas E. Whiddon, and Carl P. Zeithaml. Mr. Compton will not stand for re-election at the 2018 annual meeting of shareholders. When his term expires, ten of our twelve directors will be independent.
All members of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee are independent under NASDAQ listing standards. Our Board has reviewed the various relationships between members of our Board and the company and has affirmatively determined that none of our directors or nominees has material relationships with Dollar Tree, other than Messrs. Philbin and Sasser, who are members of management. See “Information about the Board of Directors” beginning on page 16 and “Certain Relationships and Related Transactions” on page 58 for a discussion of relationships between the company and certain directors.
If the slate of directors proposed to be elected at the 2018 annual meeting of shareholders is elected, all committees of our Board will continue to be comprised solely of independent directors. The basis for an independence determination by our Board is either that the director has no business relationship other than his or her service on our Board, or that while a director may have some involvement with a company or firm with which we do business, our Board has determined that such involvement is not material and does not violate any part of the definition of “independent director” under NASDAQ listing standards. None of our current executives sit on any of our committees.
At the regular meetings of our Board of Directors, a private session, without management present, is conducted by the non-management members of our Board.
Corporate Governance Guidelines
We have adopted formal Corporate Governance Guidelines, a copy of which is available online at www.DollarTreeinfo.com in the Investor Relations section.
Board Leadership Structure
Our corporate guidelines state that, in the event our Chairman is not an independent director, the Board shall name a Lead Director who is independent. Because Macon F. Brock, Jr., our former Chairman, was not independent, our Board appointed Thomas A. Saunders III as Lead Director in May 2007, upon the recommendation of the Nominating and Corporate Governance Committee. Since 2007, including this past fiscal year when our former Chief Executive Officer Bob Sasser transitioned to the role of Executive Chairman, the Board has annually confirmed Mr. Saunders in his role as Lead Director. Mr. Saunders’ role is similar to that of an Independent Chairman. As our Lead Director, he has clearly defined leadership authority and responsibilities, including: setting the agenda for and presiding over executive sessions of solely independent directors; conferring with the Chief Executive Officer and Executive Chairman; communicating feedback from the Board regarding the Chief Executive Offficer’s performance; working with the Executive Chairman to set the Board agenda; and remaining well-informed about senior management and succession plans. We believe that as Lead Director, Mr. Saunders has been effective at enhancing the overall independent functioning of the Board.

After careful consideration, the Board determined that its current leadership structure is the most appropriate for Dollar Tree and its shareholders. As part of the company’s ongoing commitment to corporate governance, the Board periodically considers its leadership structure and the role of the Lead Director.
Majority Vote Standard for the Election of Directors
In 2015, the Board of Directors adopted amendments to our bylaws to implement a majority voting standard in uncontested director elections. Consequently, a director-nominee will be elected by a majority of votes cast in uncontested director elections. In contested elections, the plurality voting standard continues to apply.
In addition, our Corporate Governance Guidelines also set forth our procedure if a director-nominee does not receive a majority of the votes cast in an uncontested election. Prior to an election, each director-nominee submits a resignation letter, contingent upon such individual failing to receive more than 50% of the votes cast in an uncontested election. In such event, the resignation would be considered by the Nominating and Corporate Governance Committee, which would recommend to the Board what action to take with respect to the resignation.
Board’s Role in Risk Oversight
The Board of Directors is actively involved in overseeing enterprise risk, primarily through the assistance of its Audit Committee whose charter requires that its members be knowledgeable of and inquire about risk related to the company’s business. The company’s Internal Audit Department conducts an annual investigation and evaluation of enterprise risk which focuses on areas that are essential to the successful operation of the company. The Internal Audit department reports its findings to and answers inquiries of the Audit Committee. The Committee Chair then shares this information with the full Board at its next meeting and responds to its directors.
The Audit Committee also engages in dialogue and receives updates at or between its meetings from the Vice President of Internal Audit, the Chief Financial Officer, Chief Legal Officer and the Chief Executive Officer on matters related to risk. The Committee shares appropriate information with the Board, either at its next meeting or by other more immediate communication. In addition, the Company’s Disclosure Committee meets at least quarterly and monitors internal controls over financial reporting and ensures that the company’s public filings contain discussions about risks our business faces, all of which is reported to the Board. In addition to the Audit Committee, other committees of the Board consider risk within their areas of responsibility. In setting executive compensation, the Compensation Committee considers risks that may be implicated by our compensation programs and endeavors to set executive compensation at a level that creates incentives to achieve long-term shareholder value without encouraging excessive risk-taking to achieve short-term results. The Nominating and Corporate Governance Committee annually reviews the company’s corporate governance guidelines and their implementation. Each committee reports its findings to the full Board.
Code of Ethics
Our Board has adopted a Code of Ethics for all our employees, officers and directors, including our Chief Executive Officer and senior financial officers, which was recently reviewed and approved by the Board on January 11, 2018. A copy of this code may be viewed at our corporate website, www.DollarTreeinfo.com, in the Investor Relations section of the site, under the heading “Corporate Governance.” In addition, a printed copy of our Code of Ethics will be provided to any shareholder upon request submitted to the Corporate Secretary at the address on page 1.
Charters of our Board Committees
The charters of our Board committees are available on our corporate website, www.DollarTreeinfo.com, in the Investor Relations section of the site, under the heading “Corporate

Governance.” In addition, printed copies of any of our Board committee charters will be provided to any shareholder upon request submitted to the Corporate Secretary at the company’s address on page 1.
COMMUNICATING WITH OUR BOARD MEMBERS
Our shareholders may communicate directly with our Board of Directors. You may contact any member of our Board, any Board committee or any chair of any such committee by mail. To do so, correspondence may be addressed to any individual director, the non-management directors as a group, any Board committee or any committee chair by either name or title. All such mailings are to be sent in care of “Corporate Secretary” at our corporate headquarters address, which is 500 Volvo Parkway, Chesapeake, VA 23320. To communicate with our directors electronically, emails may be sent to CorpSecy@DollarTree.com.
Mail received as set forth in the preceding paragraph may be examined by the Corporate Secretary from the standpoint of security and for the purpose of determining whether the contents actually represent messages from shareholders to our directors. Depending upon the facts and circumstances outlined in the correspondence, the Corporate Secretary will forward the communication to the Board, or any director or directors, provided that the contents are not in the nature of advertising, promotions of a product or service, or patently offensive material.
In addition, any person who desires to communicate financial reporting or accounting matters specifically to our Audit Committee may contact the Audit Committee by addressing a letter to the chairman of the Audit Committee at our corporate headquarters address, noted above, or electronically to AuditChair@DollarTree.com. Communications to our Audit Committee may be submitted anonymously, if sent by mail, addressed to the Audit Committee Chair. All correspondence will be examined by the Corporate Secretary and/or Internal Audit from the standpoint of security and depending upon the facts and circumstances outlined in the correspondence, the communications will be forwarded to our Audit Committee or Audit Committee Chair for review and follow-up action as deemed appropriate.
In 2009, we created the position of Vice President, Corporate Governance. This officer serves as the liaison with our shareholders on governance matters. We established this position to provide a more direct channel for communications with shareholders, to ensure an open dialogue on an ongoing basis and to promote increased understanding of industry standards for best practices in corporate governance as they evolve.
We expect each of our directors to attend the annual meeting of our shareholders. All of the then incumbent directors were in attendance at the 2017 annual meeting of our shareholders.

Director Nominations and Shareholder Proposals for the 2019 Annual Meeting
Our proxy access bylaw, effective on June 16, 2017, permits a shareholder, or a group of up to 20 shareholders, owning at least three percent (3%) of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director nominees which shall not exceed the greater of two (2) directors or twenty percent (20%) of the Board (rounded down), provided that the shareholders and nominees have complied with the requirements set forth in our bylaws. Notice of proxy access director nominees must be received no earlier than December 4, 2018, and no later than January 3, 2019. For additional information, please see "Shareholder Nominations for Election of Directors" beginning on page 15.
Shareholder proposals under Rule 14a-8 for other items of business at the annual meeting of shareholders to be held in 2019 will not be included in our proxy statement for that meeting unless received by us at our principal executive offices in Chesapeake, Virginia, on or prior to close of business on January 3, 2019. Such proposals must contain the information and meet the requirements set forth in our bylaws and in Rule 14a-8 of the Securities and Exchange Commission relating to shareholder proposals.

Notice of a shareholder proposal submitted outside of the processes of Rule 14a-8, including nominations of director candidates other than pursuant to the proxy access bylaw described above, must be received no earlier than December 4, 2018 and no later than January 3, 2019. If notice of such a shareholder proposal is received by us after such date, then the proxies we solicit for next year’s annual meeting may confer discretionary authority to vote on any shareholder proposals that were not submitted in a timely manner, without including a description of such proposals in the proxy statement for that meeting.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report on Executive Compensation
The Compensation Committee of our Board of Directors is responsible for developing, overseeing and implementing our compensation program for executive officers. In carrying out its responsibilities, each year the Compensation Committee reviews, determines and recommends to the independent members of the Board the approval of the compensation of our Chief Executive Officer and the Committee approves the compensation of our other executive officers, including the Executive Chairman. The Compensation Committee is committed to a pay-for-performance policy that guides its discussions and determinations with respect to executive compensation.
In structuring compensation for executives, the Compensation Committee seeks to attract, motivate and retain executive talent and to offer greater rewards for superior individual and corporate performance. To achieve these goals, the Compensation Committee provides a mix of annual and long-term compensation that will align the short and long-term interests of our executives with those of our shareholders. In 2017, the Compensation Committee established base salaries, approved targets and awards under an annual cash incentive plan and made long-term incentive awards, the vesting of which are subject to our achieving a target level of performance and the executives remaining with us over a specified period of time.
A discussion of the principles, objectives, components and determinations of the Compensation Committee is included in the Compensation Discussion and Analysis that follows this Compensation Committee report. The specific decisions of the Compensation Committee regarding the compensation of named executive officers are reflected in the compensation tables and narrative that follow the Compensation Discussion and Analysis.
The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the company’s proxy statement for the 2018 annual meeting of shareholders.
SUBMITTED BY THE COMPENSATION COMMITTEE

Arnold S. Barron	Gregory M. Bridgeford	Conrad M. Hall	Carl P. Zeithaml

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is a current or former officer of Dollar Tree or any of our subsidiaries. In addition, none of the members of the Compensation Committee has or had any relationship with the company during fiscal 2017 that requires disclosure in accordance with the applicable rules of the Securities and Exchange Commission relating to compensation committee interlocks and insider participation.

Compensation Discussion and Analysis
Financial Highlights for Fiscal Year 2017

•	The Company’s consolidated net sales increased 7.4% to $22.25 billion from $20.72 billion in the prior year;

•	Gross profit increased 9.8% to $7.02 billion from $6.39 billion in the prior year;

•	Selling, general and administrative expenses were 22.6% of sales, consistent with the prior year; and

•	Net income increased 91.3% to $1.71 billion from $896.2 million in the prior year, and diluted earnings per share increased 90.7% to $7.21, compared to $3.78 in the prior year.
Please see the Section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for a more detailed discussion of our financial results for fiscal year 2017.
2017 Executive Compensation Overview
We are committed to a pay-for-performance policy for our executives that appropriately balances each executive’s total compensation between cash and non-cash and short- and long-term components, while ensuring that a significant portion of pay is performance-based and therefore, at risk. We believe that our executive compensation program, combined with our stock ownership guidelines, effectively link the interests of our executive officers with the interests of our shareholders and focuses the executives on the long-term growth and profitability of our business, without encouraging excessive risk-taking.
The following provides an overview of executive compensation actions in fiscal 2017:

•	The Compensation Committee approved base salary increases and cash bonus payouts for our named executive officers;

•	The Compensation Committee approved long-term equity incentive awards in the form of performance-based restricted stock units to each of our named executive officers;

•
The Compensation Committee approved target award values for each of our named executive officers under the Company’s three-year long-term performance plan made available under the Company’s Omnibus Incentive Plan;

•
The Compensation Committee made changes to the executive stock ownership policy in order to have one consistent policy for the Dollar Tree and Family Dollar banners, and the Compensation Committee increased the levels of stock ownership required under the policy in order to reinforce alignment of interests between our executives and shareholders;

•
The Compensation Committee recommended, and the Board adopted a more robust clawback policy, pursuant to which the Company will recoup certain incentive-based compensation from executive officers in the event the Company is required to restate its publicly-reported financial statements due to material non-compliance with any financial reporting requirement under the securities laws.

In addition to the foregoing executive compensation actions, the Company made changes to its executive leadership team in fiscal 2017. Gary Philbin, who recently served as the Enterprise President of Dollar Tree, was promoted to President and Chief Executive Officer of Dollar Tree, Inc. and appointed to the Board of Directors, effective on September 18, 2017. The Compensation Committee approved an increase to his compensation on September 18, 2017 and the details of the increase can be found on page 38. In connection with Mr. Philbin's promotion and to assist with his transition to the President and Chief Executive Officer role, on September 18, 2017, the Board of Directors appointed Bob Sasser as the Executive Chairman of the Board, having served as Chief Executive Officer and director since 2004.
Governance of Executive Compensation Program
Objectives of Our Compensation Program
The Compensation Committee has adopted a pay-for-performance policy for executive officers that balances each executive’s total compensation between cash and non-cash, and current and long-term, components. The principal objectives of our compensation policies are to:

•	align executive pay with shareholders’ interests;

•	provide executive pay that is competitive among our peer group;

•	recognize individual initiative and achievements;

•	attract, motivate and retain highly qualified executives; and

•	unite the executive management team to a common objective.
We are committed to good corporate governance and engage in the following best practices as part of our executive compensation program:

•	Tie a substantial portion of executive compensation to Company performance;

•	Provide capped annual and long-term incentive awards;

•	Provide modest perquisites with sound business rationale;

•	Maintain retention agreements with our named executive officers that require a “double trigger” change in control in order for severance benefits to become payable;

•	Maintain stock ownership requirements that align the interests of our executives with those of our shareholders;

•	Prohibit hedging and short sales by executive officers and directors;

•	Conduct an annual risk assessment of our compensation policies and practices; and

•	Conduct an annual shareholder advisory vote on executive compensation.

The chart below shows the percentage breakdown of the 2017 Total Direct Compensation for our current Chief Executive Officer and other named executive officers, including Mr. Sasser.

Role of the Compensation Committee
The Compensation Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board. The Committee acts through members who are "outside directors" for purposes of satisfying the requirements of Section 162 (m) of the Internal Revenue Code where applicable. The Compensation Committee has the direct responsibility to review and determine the compensation of all named executive officers. The Committee also recommends to the independent members of the Board the approval of the compensation of our Chief Executive Officer. The Compensation Committee has historically consulted, and expects to continue to consult, with the Chief Executive Officer and senior management, as well as an external compensation consultant retained by the Compensation Committee when deemed appropriate, in the exercise of its duties. Notwithstanding such consultation, the Compensation Committee retains absolute discretion over all compensation decisions with respect to the named executive officers.
Role of the Chief Executive Officer in Compensation Decision-Making
In general, at the Compensation Committee’s request, our Chief Executive Officer may review and recommend the compensation structure and awards for the other named executive officers to the Compensation Committee or its consultants. The Chief Executive Officer also provides information to the Compensation Committee and its consultants regarding the job performance and overall responsibilities of the other named executive officers. He makes no recommendations concerning his own compensation to the Compensation Committee or its consultants. The Chief Executive Officer does not possess the right to call a meeting of the Compensation Committee, but the Compensation Committee would likely convene a meeting at his request. The Chief Executive Officer does not vote on executive compensation matters nor is he present when his compensation is being discussed or approved.

Role of the Compensation Consultant
Pursuant to its written Charter, the Compensation Committee has the authority to engage the services of outside independent advisers. Aon Hewitt LLC was retained in the spring of 2010 to assist the Compensation Committee in determining the appropriateness and competitiveness of our executive compensation program. The Compensation Committee continues to engage Aon Hewitt on an ad hoc basis for executive compensation consulting services. No executive officer had the authority to direct the work of Aon Hewitt with regards to its work with the Compensation Committee. The Compensation Committee bears ultimate responsibility for approving the compensation of all named executive officers.
In fiscal 2017, the Compensation Committee engaged Aon Hewitt to provide executive compensation consulting services. The Company paid $35,974 to Aon Hewitt for these services. With respect to additional services, Aon Risk Services, Inc. (“Aon Risk”), an affiliate of Aon Hewitt, provided insurance brokerage services to the Company for which it received commissions. The Company paid $1,589,663 for the insurance brokerage services in fiscal 2017.
The decision to engage Aon Risk for these additional services to the Company was made by management and the approval of the Compensation Committee or Board of Directors was not required or requested. However, the Compensation Committee has reviewed its relationship with the consultant, taking into consideration the six independence factors set forth in Rule 10C-1 under the Securities Exchange Act of 1934. The Committee also reviewed the internal guidelines adopted by Aon Hewitt to guard against any potential conflict of interest and ensure its consultants provide only independent advice, regardless of fees paid to the firm. Based on its review, the Compensation Committee has identified no conflicts of interest and believes the additional services provided to management by Aon Risk do not impair the objectivity of the advice rendered by Aon Hewitt to the Compensation Committee on executive compensation matters.
Further information on the Compensation Committee’s procedures for determining executive compensation is included in its Charter which can be found at our corporate website, www.DollarTreeinfo.com, in the Investor Relations section of the site, under the heading “Corporate Governance.”
Assessment of Risk
We have reviewed our compensation policies and practices for all employees and concluded that such policies and practices are not reasonably likely to have a material adverse effect on our company.
Say on Pay Votes
In compliance with Section 14A of the Securities Exchange Act of 1934, the Company asks the shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Company’s proxy statement (commonly known as “Say on Pay”). The Company believes that Say on Pay is an important means by which shareholders may express their views regarding the Company’s executive compensation and has decided to hold a Say on Pay advisory vote on an annual basis.
During our June 2017 annual shareholders’ meeting, we provided our shareholders with an advisory vote to approve the compensation of our named executive officers. The Company received an overwhelming support of 96% for its Say on Pay proposal. The Compensation Committee believes the results of these Say on Pay votes reflect our shareholders’ approval of our executive compensation program. Therefore, the Compensation Committee did not make any changes to its executive compensation program as a result of the 2017 Say on Pay votes. Nevertheless, the Compensation Committee regularly reviews the program to determine if adjustments are needed in order to remain competitive and aligned to our shareholders' interests.

Executive Compensation Principles
Our executive compensation program consists of base salaries, cash bonus incentives, and long-term incentives generally in the form of cash and restricted stock units. These components of executive compensation are used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives. We expect a significant portion of an executive’s total compensation to be at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value. In particular, we believe that short-term annual cash incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year, including the achievement of identified goals as they pertain to the areas of our operations for which the executive is personally responsible and accountable. In contrast, we believe that long-term incentive compensation should reward an executive for his or her contribution to our long-term corporate performance and shareholder value. Under our policy, performance above targeted standards results in increased total compensation, and performance below targeted standards results in decreased total compensation.
We differentiate compensation to executives based on the principle that total compensation should increase with an executive’s position and responsibility, while at the same time, a greater percentage of total compensation should be tied to corporate and individual performance, and therefore be at risk, as position and responsibility increases. Thus, executives with greater roles and responsibilities associated with achieving our performance targets should bear a greater proportion of the risk if those goals are not achieved and should receive a greater proportion of the reward if our performance targets are met or surpassed. In addition, as an executive’s position and responsibility increases, the use of long-term incentive compensation should increase as a percentage of total compensation because our senior executives have the greatest influence on our strategic performance over time.
The difference between the compensation of the Chief Executive Officer and the other named executive officers is due to a variety of factors, including his unique role as primary architect of the Company’s strategic vision, as well as his responsibility for achievement of the Company’s operational goals. During 2017, Mr. Sasser and Mr. Philbin each served as Chief Executive Officer during part of the year and, as Chief Executive Officers, had the same level of responsibility for achievement of the Company's operational goals. As Executive Chairman, Mr. Sasser provides support to Mr. Philbin as part of the transition to his role as Chief Executive Officer. Accordingly, our Chief Executive Officer and Executive Chairman receive a higher base salary, higher annual bonus incentives and higher long-term equity incentives as a product of their greater authority, responsibility and oversight.
How Executive Pay Levels are Determined
The Compensation Committee reviews our executive compensation program every year and periodically conducts an in-depth market analysis of executive compensation as it determines is necessary to ensure that our compensation programs meet our objectives. Decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full Board of Directors. The Compensation Committee considers recommendations of the Chief Executive Officer with respect to the compensation of other executives but makes its own determinations in all cases.
In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•	our financial and operating performance, measured by attainment of specific strategic objectives and operating results;

•
the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable; and

•	historical cash and equity compensation levels.

Amounts realizable from prior compensation, including equity awards, are not generally considered in setting current year compensation.
In fiscal 2015, the Compensation Committee, with the assistance of Aon Hewitt, approved a new peer group which consists of the following 19 companies that we believe are similarly situated to Dollar Tree following the acquisition of Family Dollar and represent the markets in which we compete for executive talent. There were no changes made to this peer group for fiscal 2017:

●	Bed Bath & Beyond, Inc.	●	McDonalds Corporation
●	Best Buy Co. Inc.	●	Nordstrom, Inc.
●	CarMax, Inc.	●	Rite Aid Corporation
●	Dollar General Corporation	●	Ross Stores, Inc.
●	Gap, Inc.	●	Staples, Inc.
●	Genuine Parts Company	●	Starbucks Corporation
●	Kohl’s Corporation	●	Sysco Corporation
●	L Brands, Inc.	●	TJX Companies, Inc.
●	Lowe’s Companies, Inc.	●	YUM! Brands, Inc.
●	Macy’s Inc.
The peer group was developed based primarily upon Dollar Tree’s industry and size. Revenue growth and market capitalization were selected as the appropriate size filters. Aon Hewitt assisted the Compensation Committee with identifying positions comparable to those of our named executive officers and providing the Committee with benchmarking data for both total direct compensation and each element of total direct compensation within the peer group. This analysis provided the Committee with a perspective on Dollar Tree’s pay-for-performance relationship relative to its peers. The Committee does not target a specific market data percentile for total direct compensation or individual components of compensation but rather reviews data from the peer group companies as a point of reference to help ensure that our overall compensation remains competitive.
Components of Executive Compensation
The executive compensation program consists of three principal components: base salary, annual bonus incentives and long-term incentives. The Compensation Committee considers these components individually and reviews the overall distribution between them but does not target specific allocation percentages or amounts.
While we do not offer executives a pension plan, each executive may elect to defer a portion of his or her annual cash compensation into our Non-Qualified Deferred Compensation Plan, which is further described in the Non-Qualified Deferred Compensation Table and narrative disclosure following this discussion. We also provide our executives with the benefits that are commonly available to our full-time associates, including participation in our retirement savings plan, employee stock purchase plan, health, dental and vision plans and various insurance plans, including disability and life insurance.
We extend to our executives a limited number of perquisites, including a monthly car allowance, in recognition of the extensive travel required in managing a business of our size; the reimbursement for up to $3,000 in tax and financial planning to assist executives in managing their financial situations; an executive physical, in order to ensure the health and continuity of our executive team; and an employer-paid portable term life insurance plan for executives. We believe the nature and amounts of all perquisites provided to our named executive officers are reasonable and that they support our expectations of an engaged and productive executive team.

Our compensation and benefits programs provide basic economic security for our employees at a level consistent with competitive practices to help retain a highly skilled and qualified workforce, including at the executive level. The annual bonus and long-term incentive compensation programs are designed to reward performance measured against goals and standards established by the Compensation Committee, to encourage executives to increase shareholder value by focusing on growing revenue and earnings, generating cash flow and efficiently deploying capital, and to ensure retention of key personnel.
The principal components of executive compensation and the rationale and methodology for each are further described below. Specific information on the amounts and types of compensation earned by the named executive officers during 2017, 2016, and 2015 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.
Base Salary
Our base salary philosophy is to provide reasonable current income to our named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance. To accomplish this objective, we provide base salaries that are intended to be competitive relative to similar positions at comparable companies. Base salaries are reviewed annually and adjustments are made as required to recognize outstanding individual performance, expanded duties or changes in the competitive marketplace.
The Compensation Committee, with the assistance of Aon Hewitt, determined during its March 2017 meeting that our named executive officers would receive base salary increases in order to keep salaries at competitive levels. In connection with Mr. Philbin's promotion to the position of President and Chief Executive Officer on September 18, 2017, the Compensation Committee approved a 21.7% increase to his base salary. Base salaries paid to our named executive officers in fiscal 2017 are contained in the Summary Compensation Table in this Proxy Statement.
Annual Bonus Incentives
Executives and certain salaried associates have the opportunity to earn an annual cash bonus under our Management Incentive Compensation Plan (MICP). The MICP is intended to provide incentive bonuses that are reasonable in relation to the payment of base salaries and overall compensation to executives, reward executives for superior performance and are expected to be competitive.
The Company performance goals are generally based on operating income targets defined by the annual budget as approved by the Board of Directors at the beginning of the fiscal year. The performance targets are intended to be challenging but achievable, and serve to focus our management team on a common goal while aligning efforts with shareholder interests.
The MICP target is expressed as a percentage of salary. At the executive level, the target is weighted more heavily toward corporate performance, thereby more closely aligning executives’ interests with the interests of shareholders. As described above, the Compensation Committee establishes the MICP corporate performance target, which is generally derived from the annual budget approved by the Board of Directors at the beginning of the fiscal year. Individual performance goals are based on the area over which the executive has influence and may include items such as improvement in same-store sales, opening of new stores, development of new strategies, reduction in specified costs, etc.
For 2017, incentive bonuses were targeted at 140% of base salary for the former Chief Executive Officer who transitioned to the role of Executive Chairman on September 18, 2017, 140% of base salary for the current President and Chief Executive Officer who previously served as the Enterprise President and had a target of 120% of base salary through September 18, 2017,100% of base salary for the President of Family Dollar and the President and Chief Operating Officer of Dollar Tree Stores, and 70% of base salary for all other named executive officers. Of that amount, 85% is linked to a specified operating income target and 15% to individual performance. In order for an executive to receive any bonus, we must achieve at least 85% of the operating income target. Once at least 85% of the target is reached, payment for a portion of the bonus for the corporate performance component is made. Maximum bonus for the corporate performance component is earned with performance achieved at 115% of target for the combined enterprise (see table immediately below).
The following table illustrates the variation that can occur at differing levels of corporate performance compared to target, based on salary percentages applied to bonuses for 2017:

% of Corporate Performance Target Attained	Portion of Executive’s Corporate Performance Bonus Deemed Earned	Corporate Performance Component as a percent of salary (CEO and Executive Chairman) (140% target)(1)	Corporate Performance Component as a percent of salary (Enterprise President) (120% target)(1)	Corporate Performance Component as a percent of salary (President, Dollar Tree Stores) (100% target)(1)	Corporate Performance Component as a percent of salary (other named executive officers) (70% target)(1)

Below 85.0%	0.0%	0.0%	0.0%	0.0%	0.0%
85.0%	25.00%	29.75%	25.50%	21.25%	14.88%
90.0%	50.00%	59.50%	51.00%	42.50%	29.75%
95.0%	75.00%	89.25%	76.50%	63.75%	44.63%
100.0%	100.00%	119.00%	102.00%	85.00%	59.50%
105.0%	137.50%	163.63%	140.25%	116.88%	81.81%
110.0%	175.00%	208.25%	178.50%	148.75%	104.13%
115.0% or above	212.50%	252.88%	216.75%	180.63%	126.44%

(1)
Represents the corporate performance component of 85% multiplied by the level of bonus deemed earned multiplied by the target bonus level. The 120% target for the former Enterprise President, Mr. Philbin, only applies for part of the 2017 fiscal year. On September 18, 2017, in connection with Mr. Philbin's promotion to President and Chief Executive Officer, he received a supplemental bonus opportunity targeted at 140% of his revised base salary for the period between September 18, 2017 and the end of the 2017 fiscal year.

The following table illustrates the variation that can occur at differing levels of corporate performance compared to target in the Family Dollar banner, based on salary percentages applied to bonuses for 2017:

% of Corporate Performance Target Attained	Portion of Executive’s Corporate Performance Bonus Deemed Earned	Corporate Performance Component as a percent of salary (President of Family Dollar Stores) (100% target)(1)

Below 85.0%	0.0%	0.0%
85.0%	25.00%	21.25%
90.0%	50.00%	42.50%
95.0%	75.00%	63.75%
100.0%	100.00%	85.00%
105.0%	112.50%	95.63%
110.0%	125.00%	106.25%
115.0%	137.50%	116.88%
120.0%	150.00%	127.50%
125.0%	162.50%	138.13%
130.0%	175.00%	148.75%
135.0%	187.50%	159.38%
140.0%	200.00%	170.00%
145.0% or above	212.50%	180.63%

(1)
Mr. MacNaughton, the President of Family Dollar Stores, Inc., is subject to the table immediately above. In order for him to receive any bonus, the Company must achieve at least 85% of the operating income target. Once at least 85% of the target is reached, payment for a portion of the bonus for the corporate performance component is made. Maximum bonus for the corporate performance component is earned with performance achieved at 145% of target for the Family Dollar banner.

The MICP bonuses relating to performance in a given fiscal year are paid in the following year when annual results are available, upon approval by the Compensation Committee, generally in March or April. The Compensation Committee may revise the target amount to account for unusual factors. Any modification is carefully considered by the Committee and applied only in special circumstances that warrant the modification. The Compensation Committee did not exercise such discretion with respect to the 2017 bonus payments.
We believe that our performance goals are sufficiently difficult as to represent a challenge for our management, while remaining reasonably attainable. The bonuses described above were typically paid through the Omnibus Incentive Plan in order to preserve the Company’s deduction under Section 162(m) of the Internal Revenue Code. In such event, the additional restrictions of the Omnibus Incentive Plan applied to the applicable payments.
For 2017, the operating income target was $2,067,000,000 for the combined enterprise, $1,427,000,000 for the Dollar Tree segment and $640,000,000 for the Family Dollar segment, which reflected our strategic plan. The definition of operating income approved by the Compensation Committee for purposes of measuring the 2017 target performance under the MICP excluded the effects relating to or resulting from: (i) Canadian currency fluctuations; (ii) severance, relocation and reduction in workforce expenses and other expenses incurred to consolidate workforces; (iii) changes in accounting policies, practices and pronouncements; (iv) unreimbursed costs for unwinding the arrangement with Sycamore Partners (Dollar Express) for the divested stores; (v) non-cash goodwill and intangible impairment charges; (vi) expenses incurred with respect to future mergers, acquisitions, or divestitures; and (vii) any loss, cost or expense due to Family Dollar litigation filed prior to the merger date that was not included in the 2017 Fiscal Budget; and (viii) changes in the manner shared services are allocated based upon the methodology used in the 2017 fiscal budget approved by the Board of Directors.
During its March 2018 meeting, the Compensation Committee certified that the Company achieved an operating income of $2,034.0 million against the target of $2,067.0 million for the combined enterprise in fiscal 2017, which reflected an achievement of 98.4% of the fiscal 2017 annual incentive bonus performance goal. Accordingly, a payout of 92.0% of the corporate performance portion of the annual incentive bonus target amount was made to each named executive officer of the combined enterprise. The Compensation Committee certified that the Dollar Tree segment achieved an Operating Income of $1,462.2 million against a target of $1,427.0 million, resulting in a achievement of 102.46% and a payout of 118.45% to the executive officers of the Dollar Tree segment. Additionally, the Committee certified that the Family Dollar segment achieved an Operating Income of $571.9 million against a target of $640.0 million, resulting in an achievement of 89.36% of the target and a payout of 46.8% to the executive officers of the Family Dollar segment. The actual bonus amount earned in fiscal 2017 and paid in March of 2018 to each of our named executive officers is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 42 of the Company’s proxy statement.
As described earlier, 85% of the annual incentive bonus is based on corporate performance while 15% of the annual incentive bonus is based on individual performance. At the beginning of each fiscal year, individual goals are established and approved for each named executive officer.
Combined Enterprise Executives. For the current President and Chief Executive Officer of Dollar Tree, factors considered by the Compensation Committee when determining the individual performance portion of his 2017 bonus fell within the following goal categories: comparable store sales growth in the U.S. and Canada, corporate synergies, development of future leadership, and implementation of shared services. For the former Chief Executive Officer who now serves as the Executive Chairman, the goal categories were leadership, organizational development and succession planning. As the Executive Chairman, the goals include board leadership, board succession planning, and assistance to Mr. Philbin during the transition to his new role as President and Chief Executive Officer. At the March 2018 meeting, the Compensation Committee conducted an evaluation of the former and current Chief Executive Officers' performances based on the categories outlined above to determine the extent to which their individual goals were achieved, found they were substantially achieved and approved the amount of their 2017 annual incentive bonus as listed in the Summary Compensation Table on page 42 of this proxy statement.
For other named executive officers, factors considered in determining the individual performance portion of the bonus paid were based on the area over which the executive is responsible and were generally aligned with the strategic direction of the Company. Fiscal 2017 year-end performance evaluations were conducted for each named executive officer consisting of both subjective and objective criteria and certain core competencies on which all of our employees are evaluated. For the Chief Financial Officer, the factors considered fell within the goal categories of corporate synergies, Family Dollar integration and oversight of Finance integration teams and financial reporting, process improvement, customer service improvement, shrink improvement, and cost reduction, oversight of enterprise budgeting, and oversight of long-term capital structure. For the Chief Global Products Officer, the goal categories were operating income, optimization of global sourcing, E-commerce development, and operational efficiencies.
Dollar Tree Segment Executives. For the President and Chief Operating Officer of Dollar Tree Stores, the goal categories were comparable store sales growth, operating margin, new store productivity, organizational effectiveness, talent development, corporate synergies, SG&A reduction, shrink improvement and shared services operational improvement.

Family Dollar Segment Executives. For the President of Family Dollar, the goal categories were store productivity, strategic initiatives, people development and cost reduction.
In March 2018, the evaluations were reviewed and accepted by the Compensation Committee, with input from the Chief Executive Officer. Each named executive officer received an overall goal score that fell within the “meet expectations” or “exceed expectations” performance rating for fiscal 2017.
Long-Term Incentives
In connection with our acquisition of Family Dollar, we assumed its 2006 Incentive Plan (“2006 Plan”). Stock options and restricted stock units that were outstanding under the 2006 Plan immediately prior to the consummation of the merger were assumed by the Company and converted into awards exercisable or to be earned in the Company’s common stock. The Company determined that it would not make any new grants from this Plan. Currently, the Compensation Committee provides equity incentives to executives through the Omnibus Incentive Plan. The Omnibus Incentive Plan permits the grant of stock options, stock appreciation rights, stock awards, performance stock awards, incentive awards and stock units. Long-term incentives generally have been made available to executives in the form of cash and restricted stock units. These awards provide executives with an opportunity to accumulate our common stock and associated wealth related to that ownership.
The Compensation Committee’s objective in granting equity incentives is to balance the mix to achieve alignment with shareholder interests while also focusing on retention and stock ownership. Restricted stock and restricted stock units provide more immediate value to associates, including executives, even in advance of stock price appreciation, with the opportunity for increased value as the stock price increases. Restricted stock and restricted stock units also provide the opportunity for executives to acquire our shares and are therefore useful for retention and motivation. In addition, all equity incentives vest over multiple years. Multiyear vesting focuses executives on consistent long-term growth in shareholder value and requires executives to remain employed with us for extended periods to receive the full benefit of the awards. Multiyear performance goals support consistent growth in shareholder value across a longer time horizon.
In March 2017, the Committee approved the dollar value of performance-based restricted stock units granted to our executives that will vest ratably over three years. These awards are subject to the achievement of 80% of the target operating income for fiscal 2017. Thus, the awards are tied to performance measures that align executives’ interests with those of our shareholders and are fully at risk. The Compensation Committee certified in March 2018 that the performance goal established for the restricted stock units granted to each of our named executive officers on March 31, 2017, was met. The Compensation Committee also certified the goal achievement for the restricted stock units granted to Mr. Philbin on September 18, 2017 in connection with his promotion to President and Chief Executive Officer. The award was subject to the achievement of 80% of the target operating income of $804,800,000 for the fourth quarter of fiscal year 2017. The amounts listed in “Estimated Future Payouts Under Equity Incentive Plans” column of the Grants of Plan-Based Awards Table on page 45 reflect the actual number of units approved and granted, which will vest in approximately three equal installments beginning on March 31, 2018, and will vest ratably beginning on September 18, 2017 for Mr. Philbin's performance-based restricted stock units received in connection with his promotion, provided the named executive officers remain continuously employed with the Company through the vesting dates, unless vesting is accelerated due to death, disability or retirement.
In June of 2011, the Compensation Committee approved a new three-year long-term performance program (“LTPP”). The program provides for payments contingent upon the achievement of a cumulative performance goal that is measured over a three-year performance period. Provided that performance is met, the award is settled in both cash and restricted stock units. As further discussed below, the LTPP program has historically used Company operating results as its performance goal. Because of the acquisition of Family Dollar, for the 2015 awards, the Compensation Committee decided to adopt achievement of a specified level of corporate synergies as the three-year goal during the transition and integration of the companies.

2015 LTPP Grants. On April 23, 2015, the Compensation Committee approved awards to our named executive officers under the LTPP (“2015 LTPP Grants”). The award measurement period was up to three years from the Family Dollar merger and the target was synergies of $300 million as a result of its merger with Family Dollar, with each officer having the opportunity to earn an amount between zero percent (0%) and two hundred percent (200%) of his individual target award. Synergies were generated from identifiable actions and programs which were verified by the Compensation Committee in accordance with a methodology it approved. Specific costs incurred to achieve the synergies, including all one-time costs associated with planning for and integrating Family Dollar into the Company, are not taken into account in measuring synergies. Synergies were not reduced by costs that the Company would have incurred even if the merger had not occurred, reinvestment of synergy savings back into the business, and ordinary course price or other ordinary course changes such as product discontinuances.
During the March 2018 meeting, the Compensation Committee certified that the synergies achieved were $450 million against a target of $300 million, resulting in a payout of 200% of the target bonus. Accordingly, 2015 LTPP payouts were made to each named executive officer in 2018. The actual number of restricted stock units approved and granted to the named executive officers were as follows: 10,492 RSUs to Bob Sasser; 6,172 RSUs to Kevin Wampler; 7,406 RSUs to Gary Philbin; 6,172 RSUs to Robert H. Rudman and 1,302 RSUs to Michael Witynski. For the cash component, the amounts paid are included in the “Non-Equity Incentive Plan Compensation” column under the Summary Compensation Table on page 42.
2016 LTPP Grants. On March 9, 2016, the Compensation Committee approved awards to our named executive officers under the LTPP (“2016 LTPP Grants”). The target value of the award was divided equally between cash and restricted stock units. The target number of restricted stock units was calculated by dividing the target restricted stock unit award value (which represents fifty percent of the total target award value) by the fair market value of a share of Dollar Tree stock on March 18, 2016. Under the 2016 LTPP Grants, each named executive officer will have the opportunity to earn between zero percent (0%) and two hundred percent (200%) of his individual target award based on the level at the which Company achieves its three-year operating income goal for the performance period beginning on January 31, 2016 and ending on February 2, 2019. Payouts are made as soon as practicable following the end of the three-year performance cycle and the certification of the performance achievement and corresponding award by the Compensation Committee.
For purposes of the 2016 LTPP Grants, operating income excludes the effects relating to or resulting from: (i) Canadian currency fluctuations; (ii) severance, relocation and reduction in workforce expenses and other expenses incurred to consolidate workforces; (iii) changes in accounting policies, practices and pronouncements; (iv) unreimbursed costs for unwinding the arrangement with Sycamore Partners (Dollar Express) for the divested stores; (v) non-cash goodwill and intangible impairment charges; (vi) expenses incurred with respect to future mergers, acquisitions, or divestitures; and (vii) any changes to federal or state exemption requirements to, or among other things, increase the minimum salary requirement for exempt (non-hourly) employees.
2017 LTPP Grants. On March 8, 2017, the Compensation Committee approved awards to our named executive officers under the LTPP (“2017 LTPP Grants”). The target value of the award was divided equally between cash and restricted stock units. The target number of restricted stock units was calculated by dividing the target restricted stock unit award value (which represents fifty percent of the total target award value) by the fair market value of a share of Dollar Tree stock on March 31, 2017. Under the 2017 LTPP Grants, each named executive officer will have the opportunity to earn between zero percent (0%) and two hundred percent (200%) of his individual target award based on the level at the which Company achieves its three-year operating income goal for the performance period beginning on January 29, 2017 and ending on February 1, 2020. Payouts are made as soon as practicable following the end of the three-year performance cycle and the certification of the performance achievement and corresponding award by the Compensation Committee.
For purposes of the 2017 LTPP Grants, operating income excludes the effects relating to or resulting from: (i) Canadian currency fluctuations; (ii) severance, relocation and reduction in workforce expenses and other expenses incurred to consolidate workforces; (iii) changes in accounting policies, practices and pronouncements; (iv) unreimbursed costs for unwinding the arrangement with Sycamore Partners (Dollar Express) for the divested stores; (v) non-cash goodwill and intangible impairment charges; (vi) expenses incurred with respect to future mergers, acquisitions, or divestitures; and (vii) any loss, cost or expense due to Family Dollar litigation filed prior to the merger date that is not included in the 2017 Fiscal Budget, and (viii) changes in the manner shared services are allocated based upon methodology used in 2017 Fiscal Budget previously approved by the Board of Directors.
The LTPP provides an incentive tied to our long-term performance while bringing our target total direct compensation for our named executive officers to more competitive levels. Using goals of cumulative operating income and corporate synergies (for 2015 awards) captures achievement over consecutive three-year performance periods and aligns with the Company’s long-term strategic planning and our shareholders’ interests.
Awards to President and Chief Executive Officer
On September 18, 2017, Gary Philbin was promoted to President and Chief Executive Officer of Dollar Tree. In connection with his promotion and pursuant to the Compensation Committee approval, Mr. Philbin received (i) an increase to his base salary to $1,400,000, (ii) $1,080,000 of performance-based restricted stock units that will vest ratably over three years beginning on the date of grant provided the Company achieves 80% of target operating income in the fourth fiscal quarter of 2017 and (iii) a long-term performance plan target award of $500,000 divided equally between cash and restricted stock units, of which Mr. Philbin has the opportunity to earn between zero percent (0%) and (200%) based on performance against a two-year cumulative operating income goal for the period beginning on February 4, 2018 and ending on February 1, 2020. In addition, Mr. Philbin's annual bonus opportunity for fiscal 2017 was supplemented with an additional target payout amount of $229,800, which is the equivalent of 140% of his revised base salary for the period between September 18, 2017 and the end of the 2017 fiscal year.
Timing of Long-Term Incentive Awards
Our grant policy for equity awards establishes April 1 as the date of the annual grant for future years. Awards of equity incentives to new officers are made on the last business day of the Company's fiscal month which follows the month that includes the hire date. The Compensation Committee may, in its discretion, make grants that vary from these guidelines if there is a compelling business reason, but in every case the Committee is required to complete its approval of the equity awards prior to the date of the grant.
The Compensation Committee will not award equity incentives when in possession of potentially material non-public information. We believe that the beginning of April is an appropriate time during the year to make grants of equity awards and that a consistent application of our granting practices from year to year regardless of other events is also appropriate. The awards granted by the Compensation Committee are designed to create incentives for the creation of long-term shareholder value and contain delayed vesting provisions that prevent recipients from taking advantage of short-term fluctuations in the market price of our common stock. We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive compensation.
Policy Against Hedging Company Stock
To further the corporate governance objective of encouraging alignment of the interests of our executive officers and directors with stockholders’ interests in the long-term performance of the Company, the Company’s Insider Trading Policy prohibits executive officers and directors from entering into hedging transactions and from engaging in short sales related to the Company’s stock. The Policy also prohibits engaging in or trading any publicly-traded puts, calls or other derivative instruments involving the Company’s securities. Additionally, executive officers and directors may not hold Dollar Tree stock in a margin account.

Executive Stock Ownership
On March 8, 2017, The Compensation Committee revised its executive stock ownership guidelines to make them more robust and to align the guidelines across both the Dollar Tree and Family Dollar banners. The executive target ownership program encourages our executive officers to attain designated stock ownership levels over a five-year period. The amount expected to be retained for the Chief Executive Officer was increased from 100,000 shares to 125,000 shares. The stock ownership levels were increased for other executive officers and requires them to hold between 15,000 and 40,000 shares, depending on the executive’s position. The types of stock ownership that qualify toward the ownership requirement under our policy include direct stock ownership, unvested restricted stock units and unvested restricted stock. As of February 3, 2018, all of our named executive officers’ stock ownership levels exceeded the requirements of the stock ownership guidelines, except Duncan Mac Naughton who joined the Company on December 30, 2016.
Clawback Policy
On April 15, 2018, the Compensation recommended and the Board adopted, a more robust clawback policy. Under the expanded policy, the Company will require mandatory reimbursement of excess incentive compensation from any executive officer if the Company's financial statements are restated due to material noncompliance with financial reporting requirements under the securities laws. The amount to be recovered will be the excess of incentive compensation paid to the executive based on the erroneous data over the incentive compensation that would have been paid to the executive had it been based on the restated results. Recoupment would cover any excess compensation received during the three completed fiscal years immediately preceding the date of which the Company is required to prepare the accounting statement. This policy is in addition to our existing clawback policy covering the Company's Chief Executive Officer and Chief Financial Officer under the Omnibus Incentive Plan.
Impact of Accounting and Tax Treatments on Compensation Program Design
The Compensation Committee considers the accounting and tax impact of its overall compensation programs in order to balance the cost to the company with the potential benefits as compensation tools.
For fiscal 2017 and prior fiscal years, Section 162(m) of the Internal Revenue Code imposed a limitation on the deductibility of non-performance-based compensation in excess of $1 million paid to "covered employees" in any fiscal year. By definition, our "covered employees" previously included our Chief Executive Officer and the three other most highly compensated named executive officers (other than our Chief Financial Officer). As noted above, the Compensation Committee has adopted a policy of pay-for-performance and has taken appropriate steps to cause relevant grants and awards under our equity incentive plans to be performance-based. In applicable years, we generally qualified covered employee's compensation for deductibility under Section 162(m) to the extent consistent with our best interests and the interests of our shareholders. Since our corporate objectives might not always have been consistent with the requirements of full deductibility, we reserved the right to enter into compensation arrangements under which payments were not deductible under Section 162(m).
The Tax Cuts and Jobs Act (2017 Tax Reform Act), enacted in December 2017, eliminated the performance-based compensation exception under Section 162(m) for fiscal 2018 and subsequent fiscal years, other than with respect to certain “grandfathered” performance-based awards granted prior to November 2, 2017. In addition, the 2017 Tax Reform Act expanded the definition of “covered employee” to include our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated named executive officers and provides that status as a covered employee continues for all subsequent tax years, including years after the death of the individual. Given the lack of regulatory guidance, the Compensation Committee is not yet able to determine the full impact of the 2017 Tax Reform Act on Dollar Tree's compensation program and executive compensation practices. However, the Committee will continue to assess the impact of the 2017 Tax Reform Act and amendments to Section 162(m) included in that legislation, to determine what adjustments to our executive compensation practices, if any, it considers appropriate and to maintain, to the extent desired, deductibility for grandfathered performance-based awards.

The Compensation Committee also reviews the accounting impact of the various forms of compensation, with the goal of ensuring that our compensation practices remain competitive while also being cost-effective.
Retirement, Deferred Compensation and Pension Plans
We do not have any defined benefit or pension plans that provide for payments based on an executive’s salary and/or years of service. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives. Instead, we offer the following two alternatives to allow executives to actively participate in funding their retirement plans.
Executives in the Dollar Tree segment are eligible to participate in our Retirement Savings Plan. At the end of the year, the Board may approve a discretionary profit-sharing contribution to be made to all eligible employees, including executive officers. In addition, executives may elect to defer a portion of their cash compensation into 401(k) retirement accounts. The Board has authorized us to match 100% of 401(k) deferrals up to 4% of an individual’s cash compensation. Effective January 1, 2017, the 401(k) plan was renamed the Dollar Tree Retirement Savings Plan and all the assets of the Family Dollar Employee Savings and Retirement Plan and Trust were merged into the plan.
Under our Non-Qualified Deferred Compensation Plan, executives in the Dollar Tree segment may elect to defer a portion of their annual cash compensation to be distributed at a future date in accordance with the relevant deferral election. The program allows executives to save for retirement in a tax-effective way at a minimal cost to us. Plan participants may invest their deferred compensation in any one or a combination of the plan’s investment funds. In most cases, the deferred amounts plus earnings are paid out upon the participant’s retirement or termination of employment. The future payment obligations under the plan are our general unsecured obligations. Although the amounts deferred are deposited into a trust, the trust belongs to us, rather than the executives, and is subject to the claims of our creditors. Effective December 31, 2016, the plan was frozen for contributions earned after calendar year 2016. The plan continues to exist going forward and retains all contributions and earnings previously allocated to it. Participants can continue to make investment and distribution election changes in accordance with the plan requirements and applicable laws. Beginning January 1, 2017, executives from both segments are eligible to participate in the Dollar Tree and Family Dollar Supplemental Deferred Compensation Plan, and all contributions earned on or after January 1, 2017 are allocated to that plan.
Family Dollar 401(k) and Deferred Compensation Plan
Prior to January 1, 2017, the executives under the Family Dollar banner were eligible to participate in Family Dollar’s 401(k) Retirement Plan. Family Dollar provided a matching contribution equal to the following formula: 100% match to the participant’s first 3% of base salary and bonus contributions and 50% match to the participant’s next 2% of base salary and bonus contributions for a maximum contribution of 4% of base salary and bonus pay, subject to limits established by the plan and Internal Revenue Code of 1986, as amended. Effective January 1, 2017, all of the assets of the Family Dollar 401(k) Retirement Plan were merged into the Dollar Tree Retirement Savings Plan.
The Dollar Tree and Family Dollar Supplemental Deferred Compensation Plan allows certain officers and executives the ability to defer receipt of up to 50% of their base salary and up to 100% of their bonus payments. The plan is a nonqualified plan and the Company does not fund, make any contributions to, or provide any interest rate subsidy for the Compensation Deferral Plan. The deferred amounts and earnings thereon are payable to participants, or designated beneficiaries, at either specified future dates, or upon separation of service or death.

Change in Control Agreements
Our equity plans contain provisions that may convey benefits to our executives and other plan participants upon a change in control. Generally, the provisions address the management of account values upon separation from the Company due to death, disability or retirement, or due to a change in control, as defined within the plans.
In March 2007, the Compensation Committee established change-in-control retention agreements with certain executive officers, including our named executive officers, that provide for payment in the event of a termination resulting from a change in control of the Company. The Compensation Committee’s intent with these agreements is to take reasonable steps to retain key management personnel and to minimize disruption in the event of a change in control. Under these agreements, severance benefits would be payable only if the executive is terminated without cause or resigns for good reason, as defined in the agreement (commonly known as a “double trigger”). Benefits payable are limited to 2.5 times salary plus bonus (as defined in the agreements) for Bob Sasser, who served as the Chief Executive Officer until his transition to the role of Executive Chairman on September 18, 2017, and 1.5 times for other named executive officers. Any amounts payable were structured with the intent that those amounts would be tax deductible under applicable tax regulations and payments are capped so that they do not trigger excise taxes. The Compensation Committee expects to analyze the impact of the 2017 Tax Reform Act on deductibility of payments under the existing agreements and the availability of any "grandfather" rules under the new law. New agreements would not be "grandfathered."
The structure of change in control arrangements and post-termination benefits is consistent with our compensation objectives to attract, motivate and retain highly talented executives. These arrangements preserve morale and productivity, provide a long-term commitment to job stability and financial security, and encourage retention in the face of the potential disruptive impact of an actual or potential change in control, death or disability. The post-termination vesting benefit under our equity compensation plans also secures the value of previously granted compensatory awards against forfeiture solely because of retirement.
The change in control arrangements ensure that the interests of the executives will be materially consistent with the interests of shareholders when considering corporate transactions. The Compensation Committee determined that the multiples applied to base compensation upon a change of control should be consistent with the limits specified by tax deductibility for “parachute payments” as well as with principles of good corporate governance promulgated by major proxy advisory firms and institutional investors. The multiple applicable to Mr. Sasser’s retention agreement is higher to reflect the greater importance the Compensation Committee placed on his management role and responsibility during his term as the Chief Executive Officer from 2004 to September 18, 2017. Details related to these change-in-control retention agreements are more fully discussed below, under “Potential Payments Upon Termination or Change of Control.”

Annual Compensation of Executive Officers
In the following table, we summarize the compensation earned during fiscal years 2017, 2016 and 2015 by our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2017, 2016 and 2015, and our former Chief Executive Officer who now serves as the Executive Chairman of the Board. We refer to these six individuals in this proxy statement as the “Named Executive Officers.”
The compensation that we pay to our named executive officers is determined as described above in our “Compensation Discussion and Analysis” section and in the tables that follow.
Summary Compensation Table
(For the Fiscal Years ended February 3, 2018, January 28, 2017 and January 30, 2016)

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(1)(5)	All Other Compensation ($)(6)	Total ($)

Gary Philbin	2017	$1,290,384	$—	$4,104,687	$—	$2,280,740	$59,093	$7,734,904
President and Chief Executive Officer	2016	1,121,154	—	7,314,789	—	1,165,777	59,185	9,660,905
	2015	971,154	—	2,438,906	—	1,258,725	56,568	4,725,353
Bob Sasser	2017	1,765,385	—	7,749,808		3,068,160	139,953	12,723,306
Executive Chairman and	2016	1,680,769	—	6,499,865	—	2,288,489	112,915	10,582,038
Former Chief Executive Officer	2015	1,585,577	—	5,803,264	—	2,080,320	60,549	9,529,710
Kevin Wampler	2017	769,230	—	1,599,642	—	977,488	45,485	3,391,845
Chief Financial Officer	2016	690,385	—	1,449,802	—	661,667	53,126	2,854,980
	2015	635,577	—	1,695,764	—	617,121	51,452	2,999,914
Duncan Mac Naughton	2017	1,019,230	—	2,499,893	—	505,800	220,884	4,245,807
President	2016	61,538	500,000	999,971	3,999,980	1,000,000	1,004	6,562,493
Family Dollar Stores	2015	—	—	—	—	—	—	—
Robert H. Rudman	2017	778,846	—	1,499,606	—	979,850	58,175	3,316,477
Chief Global Products Officer	2016	740,385	—	1,499,895	—	725,627	68,723	3,034,630
	2015	692,307	—	1,726,563	—	645,165	61,647	3,125,682
Michael Witynski	2017	589,423	—	1,299,790	—	778,345	41,162	2,708,720
President and Chief Operating Officer	2016	—	—	—	—	—	—	—
Dollar Tree Stores	2015	—	—	—	—	—	—	—

Footnotes to the Summary Compensation Table:
Our annual bonus plan qualifies as a “non-equity incentive plan” for purposes of this table. Earnings under our deferred compensation plan result from the executives’ investments in mutual funds commonly available to investors generally. The “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” columns are omitted as all amounts are zero.

(1)
Executives may defer up to 50% of their salaries and up to 100% of their annual incentive bonus under the Company's Non-Qualified Deferred Compensation Plan. Any such deferrals are included in the appropriate column of this table and shown in the Deferred Compensation table.

(2)
This column includes a signing bonus paid to Duncan Mac Naughton in 2016 connection with his employment offer. This bonus payment is subject to repayment in whole or in part if Mr. Mac Naughton leaves the Company within two years of such payment.

(3)
Pursuant to SEC rules, this column represents the aggregate grant date fair value during the last three fiscal years of restricted stock units (RSU) and performance-based restricted stock units computed in accordance with FASB ASC Topic 718 related to the annual spring grant (RSU awards), grants made under the three-year long-term performance program (“LTPP”) and out-of-cycle grants made in connection with a promotion. The Compensation Committee determined that the LTPP awards would be made 50% in cash and 50% in performance-based restricted stock units. We are required to report the equity portion of the award at the beginning of the LTPP cycle even though, should it be earned, it will not be paid until the end of the cycle. The cash portion of the LTPP award is not reported until earned at the end of the cycle. Both the cash and equity portions of the LTPP award are earned only if performance conditions are met and the final payment amount, if any, will range from 0% to 200% of the stated target. The amounts shown in this column assume performance at target. Fair value for the RSU awards is calculated using the closing price of our stock on the date of grant. In the event the highest level of performance is achieved, the aggregate grant date fair value for the fiscal year 2017 awards would be as follows: $1,699,616 for Kevin Wampler and $1,499,826 for Michael Witynski. For the other named executives officers (who are retirement-eligible), the fair market values of their stock awards remain the same as those included in this column in the event of maximum performance.

Amounts shown in this column do not correspond to the actual value that will be realized by the named executives. Additional information regarding FASB ASC Topic 718 calculations related to these awards is included in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 3, 2018. See the Grants of Plan-Based Awards Table for information on awards made in 2017.

(4)
Pursuant to SEC rules, this column represents the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718, as determined based on the Black-Scholes Valuation Model and using the following assumptions:

Pricing Term in Years	6.50
Risk Free Interest Rate	2.09%
Expected Volatility	24.51%
Annual Dividend Yield	0%
Option Value	22.10
Amounts shown in this column do not correspond to the actual value that will be realized by the named executives. Additional information regarding FASB ASC Topic 718 calculations related to these awards is included in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

(5)
The amounts in this column represent the annual bonus that we pay under our Management Incentive Compensation Plan (“MICP”) and the cash bonus that we pay under our Long-Term Performance Plan (“LTPP”) for awards conditioned upon achieving a three-year performance goal, as discussed in the Compensation Discussion and Analysis section. The amounts listed were earned in the years shown, but paid after the end of the fiscal year, upon approval by the Compensation Committee. The amounts paid under the MICP to Messrs. Philbin, Sasser, Wampler, Rudman, Mac Naughton and Witynski were $1,680,740, $2,218,160, $477,488, $479,850 , $505,800 and $678,345, respectively. Cash bonuses paid under the 2015 LTPP to Messrs. Philbin, Sasser, Wampler, Rudman and Witynski were $600,000, $850,000 $500,000, $500,000 and $100,000, respectively.

(6)
“All Other Compensation” includes the amounts paid to named executives shown in the following table. Perquisites include car allowances related to travel, financial and tax planning, executive physicals, executive term life insurance, relocation and imputed income related to personal use of the corporate aircraft, none of which individually exceeded $25,000 in either 2017, 2016, or 2015, except the value of Mr. Sasser's personal use of the corporate aircraft in 2017 and 2016 which was imputed to him as personal income in the amount of $84,817 and $45,248, respectively, and relocation expenses for Mr. Mac Naughton in the amount of $185,258. The Company discontinued tax gross-ups on all perquisites, except for business-related relocation expenses, however there was no tax gross up amount on the amount that Mr. Mac Naughton received for relocation in 2017. Car allowance is intended to compensate executives for the use of their personal vehicles in conducting company business. However, as we do not require our executives to account for their business or personal use, we include the entire amounts in our disclosures. Pursuant to our corporate aircraft policy approved by the Board of Directors, Mr. Sasser and Mr. Philbin are permitted use Dollar Tree’s aircraft for non-business purposes for up to 80 hours each per fiscal year. In exceptional circumstances, they may, in their discretion offer available seating to others. The Company, in turn, will impute to Mr. Sasser and Mr. Philbin the value of such personal use as taxable income. This value shall be determined under the Standard Industry Fare Level formula (or other method) approved by the Internal Revenue Service. In December 2016, Mr. Mac Naughton was authorized to use the aircraft for personal use for up to 35 hours per fiscal year, the value of which shall be treated as imputed income.

NEO	Perquisites	Profit Sharing & 401k Match	Total

Gary Philbin	$39,812	$19,281	$59,093
Bob Sasser	121,174	$18,779	139,953
Kevin Wampler	28,131	17,354	45,485
Duncan Mac Naughton	218,601	2,283	220,884
Robert H. Rudman	40,857	17,318	58,175
Michael Witynski	23,767	17,395	41,162

Grants of Plan-Based Awards Table

		Compensation Committee	Estimated Future Payouts Under Non-Equity Incentive Plans			Estimated Future Payouts Under Equity Incentive Plans			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Action Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	Awards ($)(6)

Gary Philbin	—	(2)	$293,250	$1,380,000	$2,699,625	—	—	—	—	—	$—	$—
	—	(3)	125,000	500,000	1,000,000	—	—	—	—	—	—	—
	—	(2)	48,832	229,800	449,546	—	—	—	—	—	—	—
		(3)	62,500	250,000	500,000
	3/31/2017	3/8/2017	—	—	—	—	28,995(4)	28,995(4)	—	—	—	2,274,948
	3/31/2017	3/8/2017	—	—	—	1,593(5)	6,372(5)	12,744(5)	—	—	—	499,947
	9/18/2017	9/18/2017	—	—	—	—	12,980(4)	12,980(4)	—	—	—	1,079,806
	9/18/2017	9/18/2017	—	—	—	751(5)	3,005(5)	6,010(5)	—	—	—	249,986
Bob Sasser	—	(2)	505,750	2,380,000	4,655,875	—	—	—	—	—	—	—
	—	(3)	187,500	750,000	1,500,000	—	—	—	—	—	—	—
	3/31/2017	3/8/2017	—	—	—	—	89,215(4)	89,215(4)	—	—	—	6,999,809
	3/31/2017	3/8/2017	—	—	—	2,389(5)	9,559(5)	19,118(5)	—	—	—	749,999
Kevin Wampler	—	(2)	111,563	525,000	1,027,031	—	—	—	—	—	—	—
	—	(3)	100,000	400,000	800,000	—	—	—	—	—	—	—
	3/31/2017	3/8/2017	—	—	—	—	15,290(4)	15,290(4)	—	—	—	1,199,653
	3/31/2017	3/8/2017	—	—	—	1,274(5)	5,098(5)	10,196(5)				399,989
Duncan Mac Naughton	—	(2)	212,500	1,000,000	1,956,250	—	—	—	—	—	—	—
		(3)	125,000	500,000	1,000,000	—	—	—	—	—	—	—
	3/31/2017	3/8/2017	—	—	—	—	25,490(4)	25,490(4)	—	—	—	1,999,945
	3/31/2017	3/8/2017	—	—	—	1,593(5)	6,372(5)	12,744(5)	—	—	—	499,947
Robert H. Rudman	—	(2)	111,563	525,000	1,027,031	—	—	—	—	—	—	—
	—	(3)	75,000	300,000	600,000	—	—	—	—	—	—	—
	3/31/2017	3/8/2017	—	—	—	—	15,290(4)	15,290(4)	—	—	—	1,199,653
	3/31/2017	3/8/2017	—	—	—	955(5)	3,823(5)	7,646(5)	—	—	—	299,953

		Compensation Committee	Estimated Future Payouts Under Non-Equity Incentive Plans			Estimated Future Payouts Under Equity Incentive Plans			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Action Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	Awards ($)(6)
Michael Witynski	—	(2)	127,500	600,000	1,173,750	—	—	—	—	—	—	—
	—	(3)	37,500	150,000	300,000	—	—	—	—	—	—	—
	—	(3)	37,500	150,000	300,000	—	—	—	—	—	—	—
	3/31/2017	3/8/2017	—	—	—	—	10,195(4)	10,195(4)	—	—	—	799,900
	3/31/2017	3/8/2017	—	—	—	477(5)	1,911(5)	3,822(5)	—	—	—	149,937
	7/28/2017	6/5/2017	—	—	—	—	2,785(4)	2,785(4)	—	—	—	199,963
	7/28/2017	6/5/2017	—	—	—	522(5)	2,089(5)	4,178(5)	—	—	—	149,990

Footnotes to the Grants of Plan-Based Awards Table:

(1)	The date of grant for the relevant award is established by the Compensation Committee during a regularly scheduled meeting or by written consent.

(2)
Our Management Incentive Compensation Plan (MICP) is considered a “non-equity incentive plan.” MICP targets are established by the Compensation Committee early in the fiscal year and amounts payable are determined and paid in the following year, when annual results are available, upon approval by the Compensation Committee. For 2017, bonuses were targeted at 140% of salary for the former Chief Executive Officer who transitioned to the role of Executive Chairman on September 18, 2017, 140% of base salary for the current President and Chief Executive Officer who previously served as the Enterprise President and had a target of 120% of base salary through September 18, 2017, 100% of salary for the President of Family Dollar and the President and Chief Operating Officer of Dollar Tree Stores, and 70% for other Named Executive Officers, with corporate performance representing 85% of the goal. Mr. Philbin's annual bonus opportunity for fiscal 2017 was supplemented with an additional target payout amount of $229,800, which is the equivalent of 140% of his revised base salary for the period between September 18, 2017 and the end of the 2017 fiscal year. Earned amounts, to the extent not otherwise deferred under our Non-Qualified Deferred Compensation Plan, are paid after the end of the relevant fiscal year. See “Annual Bonus Incentives” in our Compensation Discussion and Analysis for a detailed discussion of our MICP.

(3)
Pursuant to our Long-Term Performance Plan (LTPP), the Compensation Committee approved three-year performance-based total target award values for each of our Named Executive Officers and the award was divided equally between a performance bonus and restricted stock units. The amounts included in this row represent the fifty percent (50%) granted as a performance bonus. The percentage of the target performance bonus earned will be based on the level at which the Company achieves its three year cumulative performance goal for the performance period from January 29, 2017 to February 1, 2020. The amount of payment, if earned, will range from 0% to 200% of stated target and will be paid in 2020, when the achievement level is available and certified by the Committee. On July 28, 2017, Mr. Witynski received an additional LTPP award with a target cash value of $150,000 in connection with his promotion to President and Chief Operating Officer of Dollar Tree Stores.

(4)
Represents awards of performance-based restricted stock units that will vest in approximately three equal installments over three years only upon the certification by the Compensation Committee that the Company achieved its fiscal 2017 performance target goal and upon the executives remaining with the Company through the vesting dates, unless vesting is accelerated due to death, disability or retirement. On July 28, 2017, Mr. Witynski received an additional award of 2,785 performance-based restricted stock units in connection with his promotion and the shares will vest ratably over three years, beginning on the anniversary date of the grant. The award of 12,980 performance-based restricted stock units granted to Mr. Philbin on September 18, 2017 will vest ratably over three years, beginning on the anniversary date of the grant provided that Mr. Philbin has satisfied at least 80% of the target operating income in the fourth quarter of 2017.

(5)
Represents the performance-based equity portion of the award granted under the LTPP that is based on a three-year performance cycle beginning on January 29, 2017 through February 1, 2020 and will cliff vest in fiscal year 2020 only upon certification by the Compensation Committee that the Company achieved its performance goal. On July 28, 2017, Mr. Witynski received an additional target award of 2,089 performance-based restricted stock units in connection with his promotion and the shares are based on a three-year performance cycle beginning on January 29, 2017 through February 1, 2020 and will cliff vest in fiscal year 2020 upon certification by the Compensation Committee that the performance goal was achieved. The equity award granted on September 18, 2017 to Mr. Philbin under the LTPP is based on performance against a two-year cumulative operating income goal for the period beginning February 4, 2018 and ending on February 1, 2020, and will cliff vest in fiscal year 2020 upon the certification of goal achievement by the Compensation Committee.

(6)
This column shows the full grant date fair value under FASB ASC Topic 718 of performance-based restricted stock units (PSUs) and performance-based restricted stock units under the three-year LTPP. For the PSUs and the LTPP equity grants awarded on March 31, 2017, July 28, 2017 and September 18, 2017, the fair value is calculated using the closing price of our stock on the grant date which was $78,46, $71.80 and $83.19 respectively. Additional information regarding FASB ASC Topic 718 calculations related to these awards is included in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

Outstanding Equity Awards at Fiscal Year End Table
The following table provides information on the holdings of stock option and stock awards by the named executives at the end of the fiscal year. This table includes unexercised and unvested option awards, unvested RSUs and PSUs with service requirements that have not been met. Each equity grant is shown separately for each named executive. The vesting schedule for each grant is shown in the footnotes following this table, based on the award date. The market value of the stock awards is based on the closing market price of our stock as of February 3, 2018, which was $108.83. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis.

		Option Awards(1)						Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Gary Philbin	3/27/2015	—	—	—	—	—		7,342(2)	$799,930	—	$—
	4/23/2015	—	—	—	—	—		—	—	3,703(3)	402,997
	3/18/2016	—	—	—	—	—		15,120(2)	1,645,510	—	—
	3/18/2016	—	—	—	—	—		—	—	6,248(3)	679,970
	3/18/2016	—	—	—	—	—		—	—	62,484(2)	6,800,134
	3/31/2017	—	—	—	—	—		—	—	28,995(2)	3,155,526
	3/31/2017	—	—	—	—	—		—	—	6,372(3)	693,465
	9/18/2017	—	—	—	—	—		—	—	12,980(2)	1,412,613
	9/18/2017	—	—	—	—	—	—	—	—	3,005(3)	327,034
Bob Sasser	3/27/2015	—	—	—	—	—	—	20,925(2)	2,277,268	—	—
	4/23/2015	—	—	—	—	—		—		5,246(3)	570,922
	3/18/2016	—	—	—	—	—		49,987(2)	5,440,085	—	—
	3/18/2016	—	—	—	—	—		—	—	6,248(3)	679,970
	3/31/2017	—	—	—	—	—		—	—	89,215(2)	9,709,268
	3/31/2017	—	—	—	—	—		—	—	9,559(3)	1,040,306

		Option Awards(1)						Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Kevin	3/27/2015	—	—	—	—	—		4,487(2)	488,320	—	—
Wampler	4/23/2015	—	—	—	—	—		—	—	3,086(3)	335,849
	3/18/2016	—	—	—	—	—		9,164(2)	997,318	—	—
	3/18/2016	—	—	—	—	—		—	—	4,373(3)	475,914
	3/31/2017	—	—	—	—	—		—	—	15,290(2)	1,664,011
	3/31/2017	—	—	—	—	—	—	—	—	5,098(3)	554,815
Duncan	1/27/2017	—	180,991	—	74.05	1/27/2027		—	—	—	—
Mac Naughton	1/27/2017	—	—	—	—	—		—	—	13,504(4)	1,469,640
	3/31/2017	—	—	—	—	—		—	—	25,490(2)	2,774,077
	3/31/2017	—	—	—	—	—		—	—	6,372(3)	693,465
Robert H.	3/27/2015	—	—	—	—	—		4,894(2)	532,614	—	—
Rudman	4/23/2015	—	—	—	—	—		—	—	3,086(3)	335,849
	3/18/2016	—	—	—	—	—		9,997(2)	1,087,974	—	—
	3/18/2016	—	—	—	—	—		—	—	3,749(3)	408,004
	3/31/2017	—	—	—	—	—		—	—	15,290(2)	1,664,011
	3/31/2017	—	—	—	—	—		—	—	3,823(3)	416,057
Michael	3/27/2015	—	—	—	—	—		1,734(2)	188,711	—	—
Witynski	8/28/2015	—	—	—	—	—		—	—	651(3)	70,848
	3/18/2016	—	—	—	—	—		4,997(2)	543,824	—	—
	3/18/2016	—	—	—	—	—		—	—	1,874(3)	203,947
	3/31/2017	—	—	—	—	—		—	—	10,195(2)	1,109,522
	3/31/2017	—	—	—	—	—		—	—	1,911(3)	207,974
	7/28/2017	—	—	—	—	—		—	—	2,785(2)	303,092
	7/28/2017	—	—	—	—	—		—	—	2,089(3)	227,346

Footnotes to Outstanding Equity Awards Table:

(1)
The options awarded to Duncan Mac Naughton in 2016 will vest in 25% increments on the second, third, fourth and fifth anniversaries of the grant date, provided he remains continuously employed through the vesting dates. The options were awarded to Mr. Mac Naughton in 2016 will expire ten years from date of grant, or earlier for reasons other than death, disability or retirement.

(2)
The PSUs awarded during the 2017 fiscal year are based on the achievement of certain performance goals for the fiscal year ending February 3, 2018 and will vest in three approximately equal installments over three years upon the Compensation Committee certification in March 2018 that performance was met and provided the named executive officers remain continuously employed with the company through the vesting dates. The Compensation Committee certified in March 2017 and March 2016 that the PSUs awarded in 2016 and 2015 achieved the established performance goal in fiscal years ended January 28, 2017 and January 30, 2016, respectively. These awards will vest in three approximately equal installments over three years provided the named executive officers remain continuously employed with the company through the vesting dates, unless vesting is accelerated due to death, disability or retirement.

The award of 62,484 performance-based restricted stock units granted to Mr. Philbin on March 18, 2016 will cliff vest 100% in 2021, on the fifth anniversary of the grant date, only upon certification by the Compensation Committee that Mr. Philbin has satisfied the three-year performance criteria and Mr. Philbin remains continuously employed with the Company through the vesting date.

(3)
The performance-based restricted stock units granted on March 31, 2017 under the LTPP are based on the achievement of a three-year cumulative performance goal based on operating income for the performance period beginning on January 29, 2017 and ending on February 1, 2020. The amount of payment, if earned, will range from 0% to 200% of stated target and will be paid in 2020, when the achievement level is available and certified by the Committee. The equity award granted on September 18, 2017 to Mr. Philbin under the LTPP is based on performance against a two-year cumulative operating income goal for the period beginning February 4, 2018 and ending on February 1, 2020, and will cliff vest in fiscal year 2020 upon the certification of goal achievement by the Compensation Committee.

The performance-based restricted stock units granted on March 18, 2016 under the LTPP are based on the achievement of a three-year cumulative performance goal based on operating income for the performance period beginning on January 31, 2016 and ending on February 2, 2019. The amount of payment, if earned, will range from 0% to 200% of stated target and will be paid in 2019, when the achievement level is available and certified by the Committee. The performance-based restricted stock units granted on April 23, 2015 under the LTPP are based on the achievement of a three-year cumulative performance goal based on corporate synergies. The award measurement period is up to three years from the date of the Company's merger with Family Dollar. The amount of payment, if earned, will range from 0% to 200% of stated target and will be paid in 2018, when the achievement level is available and certified by the Committee.

(4)
The award of restricted stock units awarded to Mr. Mac Naughton will fully vest on the second anniversary of the grant date provided the Compensation Committee certifies the one-year performance criteria is achieved.

Option Exercises and Stock Vested Table

In the table below, we list information on the exercise of options and the vesting of restricted stock units during the fiscal year ended February 3, 2018. The value realized on exercise of options represents the spread between the sale price and the option strike price at the time of exercise. The value realized on vesting of RSUs reflects the fair market value of the shares at time of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary Philbin	—	$—	31,363	$2,422,769
Bob Sasser	64,002	5,813,302	266,415	20,229,475
Kevin Wampler	—	—	20,668	1,598,513
Duncan Mac Naughton	—	—	—	—
Robert H. Rudman	—	—	22,763	1,760,790
Michael Witynski	—	—	6,941	533,656

Non-Qualified Deferred Compensation
Named executive officers may elect to defer up to 50% of their base salary and up to 100% of their annual incentive bonus to the Dollar Tree and Family Dollar Supplemental Deferred Compensation Plan, an unfunded, non-qualified deferred compensation plan (NQDC). Elections to defer amounts earned during the next calendar year are due by December 31 of each year, and are irrevocable. Deferred amounts are held for each participant in separate individual accounts in an irrevocable rabbi trust. Executives’ accounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which he or she may change at any time. A deferral period and payment date must be irrevocably specified at election for each separate annual deferral. This deferral period must be at least two years in length, and the payment date can be any date on or after that point. Alternately, the payment can be tied to termination of employment, including retirement. The executive must also make an irrevocable election regarding payment terms, which may be either a lump sum, or in specified annual installments. Hardship withdrawals are available for unforeseeable emergency financial hardship situations, such as for an unexpected illness, accident or property loss. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit in the same payment form as originally specified (i.e., lump sum or installments). Executives are fully vested in their accounts and in the event the NQDC Plan is terminated upon a change in control of the Company, the executives’ entire account balances will be distributed.
Prior to January 1, 2017, the Dollar Tree segment executives had the ability to defer a portion of their base compensation and bonuses under the Dollar Tree, Inc. Supplemental Deferred Compensation Plan. The plan continues to exist going forward and retains all contributions and earnings previously allocated to it. Participants can continue to make investment and distribution election changes. All contributions earned on or after January 1, 2017 are allocated to the Dollar Tree and Family Dollar Supplemental Deferred Compensation Plan.

In the following table, we provide detailed information regarding accumulated amounts for our executives under our NQDC Plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Gary Philbin	$387,115	$—	$225,464	$—	$1,364,948
Bob Sasser	—	—	—	—	—
Kevin Wampler	125,809	—	117,505	—	1,013,681
Duncan Mac Naughton	—	—	—	—	—
Robert H. Rudman	—	—	—	—	—
Michael Witynski	—	—	—	—	—

Footnotes to Non-Qualified Deferred Compensation Table:

(1)
Executives may defer up to 50% of their base salary and up to 100% of their annual incentive bonus into the NQDC Plan. The amounts contributed are included in their respective columns in the Summary Compensation Table.

(2)	We have not provided a match or other company-funded contribution, although the NQDC Plan allows us to do so.

(3)
Amounts deferred into the NQDC Plan are invested into select mutual funds, according to the instructions of the participating executive. Earnings shown reflect market gains and losses and may vary from year to year depending on the performance of the underlying funds.

Potential Payments upon Termination or Change of Control
We do not generally have arrangements with our named executive officers that provide for payments and benefits following termination of employment. We have change in control agreements with our named executive officers as discussed below. We also have an obligation to make payments and provide certain benefits to our named executive officers under some of our incentive plans resulting from termination of employment upon the occurrence of certain events such as a change of control or termination due to retirement, death or disability. Generally, these benefits are limited to the accelerated vesting of outstanding unvested equity awards, as further described under “Equity Compensation Plans” on page 54. Also see the “Change in Control Agreements” section on page 41 under the Compensation, Discussion and Analysis for more information on potential payments upon termination or change of control.
The following tables summarize the benefits payable to each of our named executive officers upon certain termination events, as if the triggering event had occurred on the last day of fiscal year 2017. These tables include those items which would provide incremental value to the executive. In addition to the amounts shown in the sections below, executives are entitled to receive compensation that has been outlined in previous tables, including salary through the date of termination, earned bonus (if any), and accumulated balances in the Non-Qualified Deferred Compensation Plan (if any).
Termination by Company “for cause”
In the event of termination “for cause,” generally defined as criminal misconduct, gross neglect of duties or violations of law or policy, no additional benefits are payable to any executive and vested but unexercised options are immediately forfeited.

Termination by Company without cause or by Executive for any reason
RSUs that previously vested converted to common stock on their vesting and remain the property of the executive after termination. In the event of termination by Dollar Tree without cause or by the executive for any reason, except in connection with death, disability, retirement or change in control, unvested restricted stock units and unvested options are cancelled. Options that vested previously remain exercisable for 90 days after termination, but not beyond the normal expiration date, usually ten years after grant. See the Outstanding Equity Awards Table for details.
Death, Disability or Retirement or Change in Control without Termination

Name	Unvested Options and Stock Awards(1)	Performance-Based Options and Stock Awards(2)	Bonus Award under Long-Term Performance Plan(3)	Total

Gary Philbin	$2,445,440	$13,471,739	$1,550,000	$17,467,179
Bob Sasser	7,717,353	12,000,466	1,675,000	21,392,819
Kevin Wampler	1,485,638	3,030,589	1,000,000	5,516,227
Duncan Mac Naughton	6,294,867	4,937,182	500,000	11,732,049
Robert H. Rudman	1,620,588	2,823,921	850,000	5,294,509
Michael Witynski	732,535	2,122,729	500,000	3,355,264

(1)
Under the terms of our outstanding stock award agreements, unvested restricted stock units and unvested stock options vest in full in the event of the executive’s death, disability or retirement. Upon a change in control, whether or not resulting in termination, the Compensation Committee may accelerate vesting of RSUs and stock options in its discretion. The above amounts assume that, in all cases, unvested RSUs and stock options become vested. The stock options, whether previously vested or accelerated by a triggering event, remain exercisable for a period ranging from 90 days to the normal expiration date of the grant, which is 10 years after grant. RSUs convert to common stock on their vesting and remain the property of the executive after termination. The market value of stock awards is based on the closing price of our stock as of February 3, 2018, which was $108.83. The intrinsic value of the stock options reflects the difference between the exercise price of the stock option and the closing price of our common stock at fiscal year end.

(2)
This column includes PSUs for which the performance measurements had been met as of the end of the fiscal year but which had not yet been certified by the action of the Compensation Committee. In addition, service requirements for these awards had not been satisfied as of the end of the fiscal year. This column also includes the target value of equity awards granted under the three-year LTPP for which performance measurements had not yet been met. The actual amount of the LTPP award that vests may vary between 0% and 200% depending upon achievement by executives of the applicable performance goals.

This column includes a one-time special award granted to Mr. Philbin on March 18, 2016. This award includes a five-year service requirement for vesting and a three-year operating income performance requirement.
This column also includes performance-based restricted stock units awarded to Mr. Mac Naughton on January 27, 2017. This award has a two-year service requirement for vesting and a one-year performance criteria.

(3)
This column reflects the target value of performance bonuses granted under the LTPP. The actual amount of the performance bonus that vests may vary between 0% and 200% depending upon achievement by executives of the applicable performance goals.

Equity Compensation Plans
Each of the named executive officers has outstanding awards under our Omnibus Incentive Plan. Each of our plans includes provisions that may accelerate awards made to a named executive officer under such plan if certain termination and change in control events occurred. Our equity incentive plans cover grants to the named executive officers and certain other associates and consultants of certain incentives and rewards, including stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, performance shares and performance units.
Under the Omnibus Incentive Plan, which is the only plan from which we currently make awards, accelerated vesting of equity awards upon a change in control shall occur in the event of an involuntary termination of service not for cause or for good reason within twenty-four months after a change in control. However, the Compensation Committee retains the discretion to accelerate the vesting of equity awards upon a change in control whether or not resulting in termination. “Change in control” is defined as:

•	the sale, lease, exchange or other transfer of all or substantially all of our assets (in one transaction or in a series of related transactions) to a corporation that is not controlled by us,

•	the approval by our shareholders of any plan or proposal for our liquidation or dissolution,

•	a successful tender offer for our common stock, after which the tendering party holds more than a stated percentage of our issued and outstanding common stock, or

•
a merger, consolidation, share exchange, or other transaction to which we are a party pursuant to which the holders of all of the shares of our common stock outstanding prior to such transaction do not hold, directly or indirectly, a stated percentage of the outstanding shares of the surviving company after the transaction.

As of June 19, 2008, the definition of change of control as defined in the award agreements with named executive officers is triggered only by an actual change of control (and not merely shareholder approval of such change). In addition, the portion of the definition relating to a change in voting power uses a “greater than 50%” threshold instead of “greater than 30%.”
Generally, our award agreements provide for acceleration of vesting or the cancellation of forfeiture upon, and a mechanism for exercise or settlement within a reasonable time after death, disability or retirement.
Change in Control Agreements
The Compensation Committee established change-in-control retention agreements with certain executive officers that provide for payment in the event of a termination resulting from a change in control of the Company. The Compensation Committee’s intent with these agreements is to take reasonable steps to retain key management personnel and to minimize disruption in the event of a change in control. Agreements were drafted and signed in March 2007 with the following provisions:

•
Severance benefits would be paid upon a change in control only upon an executive’s termination without cause or resignation for good reason (as defined in the agreement) (commonly known as “double trigger”).

•
Severance benefits include a multiple (2.5 times for the Executive Chairman who served as the Chief Executive Officer through September 18, 2017, and 1.5 times for other named executive officers) of the combination of the highest rate of salary previously paid to the executive plus the average of the prior three years’ bonus amounts (with certain limits); a pro rata bonus for the year of termination; and medical continuation coverage for a limited period of time after termination.

•
“Change in control” is defined to include (1) the change in incumbent directors; (2) acquisition of more than a stated percentage of outstanding shares by one person or a group of affiliated persons; (3) a merger or consolidation; and (4) a liquidation and dissolution.

In June 2008, the Company updated its Corporate Governance Guidelines to reflect that all retention agreements entered into with named executive officers after June 19, 2008 or the modification of any existing agreements, shall be subject to the requirement that an actual change of control shall be required (and not merely shareholder approval of such change) and the portion of the definition relating to a change in voting power shall use a “greater than 50%” threshold instead of “greater than 30%.”
Change in Control with Termination

Name	Change in Control Benefit	Earned but Unpaid Bonus(1)	Value of Unvested Options and Stock Awards(2)	Value of Performance Based Options and Stock Awards(3)	Bonus Award under Long-Term Performance Plan(4)	Total

Gary Philbin	$3,769,881	$1,680,740	$2,445,440	$13,471,739	$1,550,000	$22,917,800
Bob Sasser	9,167,841	2,218,160	7,717,353	12,000,466	1,675,000	32,778,820
Kevin Wampler	1,765,438	477,488	1,485,638	3,030,589	1,000,000	7,759,153
Duncan Mac Naughton	(5)	505,800	6,294,867	4,937,182	500,000	12,237,849
Robert H. Rudman	1,812,621	479,850	1,620,588	2,823,921	850,000	7,586,980
Michael Witynski	(5)	678,345	732,535	2,122,729	500,000	4,033,609

(1)
The amounts in this column represent the annual bonus that we pay under our Management Incentive Compensation Plan. The amounts listed were earned in the year shown, but paid after the end of the fiscal year.

(2)	Value of unvested options and stock awards is based on fair market value as of fiscal year end. See also preceding table under death, disability or retirement.

(3)
This column reflects the value of unvested performance-based options and PSUs based on fair market value as of fiscal year end. The related performance goal had been met as of the end of the fiscal year but the awards had not been certified by action of the Compensation Committee. In addition, service requirements for these awards had not been satisfied as of the end of the fiscal year. This column includes the target value of equity awards granted under the three-year LTPP for which performance measurements and service requirements had not yet been met. The actual amount of the LTPP award that vests may vary between 0% and 200% depending upon achievement by executives of the applicable performance goals. This column includes a one-time special award granted to Mr. Philbin on March 18, 2016. This column also includes performance-based restricted stock units awarded to Mr. Mac Naughton on January 27, 2017. This award has a two-year service requirement for vesting and a one-year performance criteria.

(4)
This column reflects the target value of the performance bonus granted under the LTPP. The actual amount of the performance bonus that vests may vary between 0% and 200% depending upon achievement by executives of the applicable performance goals.

(5)	As of the last day of our fiscal year, Mr. Mac Naughton and Mr. Witynski had not yet executed a change in control agreement with the Company.

PAY RATIO DISCLOSURE
On August 5, 2015, the Securities and Exchange Commission ("SEC") issued a final rule on Pay Ratio disclosure pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The rule requires a registrant to disclose the ratio of its median employee's annual total compensation to the annual total compensation of its Chief Executive Officer.
Pay Ratio Methodology

In determining the median employee, we included all U.S. employees who were employed by the Company on February 3, 2018, the date we selected to identify our employees for purposes of the pay ratio calculation. We excluded all 3,225 associates who are employed in Canada, as they represent less than five percent (5%) of our total workforce. We then compiled compensation information for the period beginning on February 4, 2017 through February 3, 2018. Out of a total of 172,939 employees, 109,602 were part-time employees and 7,591 were either temporary or seasonal workers.
The SEC rule permits registrants to use a consistently applied compensation measure ("CACM") to identify the median employee from our employee population. Therefore, we chose to use regular salary and wages, as reflected in our payroll records, as our CACM. We excluded bonuses and equity from the CACM, as these compensation components are not widely distributed among our workforce. We annualized the compensation for all permanent employees who worked for the Company less than the full year (such as new hires during the year and employees on an unpaid leave of absence during the measurement period). We did not annualize the compensation for temporary or seasonal positions and we did not make full-time equivalent adjustments for employees. With respect to part-time workers who worked less than the measurement period, we calculated wages using the hourly rate for each associate and a reasonable estimate of the average number of hours worked by our part-time workforce. We did not make any cost-of-living adjustments in identifying the median employee.
Using our CACM methodology, we determined that the median employee was a part-time hourly store associate located in the United States with regular wages for the 12-month period ended February 3, 2018 in the amount of $10,695. After we determined the median employee, we calculated the total annual compensation for such employee in accordance with Item 402(c) of Regulation S-K, which resulted in an annual total compensation in the same amount of $10,695.
Since the Company had two Chief Executive Officers that served during the measurement period, the Company decided to include the total annual compensation of Mr. Philbin, our current Chief Executive Officer who began serving in this role on September 18, 2017. We annualized Mr. Philbin's salary and bonus and all other components of his compensation remained the same as the amounts disclosed in the Summary Compensation Table. By using an annualized salary in the amount of $1,400,000 million and an annualized MICP bonus in the amount of $1,826,720 million, Mr. Philbin's total annual compensation for purposes of the pay ratio is higher than the compensation reported in the Summary Compensation Table.
Pay Ratio Results

Based on the above calculations, the Chief Executive Officer's total annual compensation for purposes of calculating pay ratio for the 2017 fiscal year was $7,990,500 and the median employee's total compensation for the 2017 fiscal year was $10,695, resulting in a pay ratio of 747:1. We consider the pay ratio to be a reasonable estimate based on the CACM methodology we used to determine median employee. Due to the flexibility afforded by Item 402(u) of Regulation S-K, our pay ratio may not be comparable to the pay ratio presented by other companies. Additionally, we have a large population of part-time workers, which has a significant impact on our pay ratio. The Compensation Committee has reviewed the CEO pay disclosure but did not consider this information when making compensation decisions for its named executive officers.

We are committed to good corporate governance practices and we believe our compensation program and philosophy are designed to attract and retain good talent, motivate our associates and recognize individual achievements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review of transactions with related parties
Under our Code of Ethics, directors, officers and employees are required to disclose for approval any transactions, activities, interests or relationships that may create a conflict of interest (including financial transactions, investments and receipt of corporate gifts). The Audit Committee annually reviews related party transactions involving directors and named executive officers, questions regarding possible conflicts of interest, and other issues related to ethical business practices. The Company adheres to the foregoing policy for potential related person transactions but such policy is not in written form. Approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.
Leases
We lease a store from DMK Associates, a partnership indirectly partly-owned by members of Mr. Brock’s family. Rental payments to DMK Associates, including pass-through of common area maintenance, taxes, insurance and utilities, totaled approximately $185,000 and $141,000 for 2017 and 2016, respectively. The store lease expires in March 2022 and we have future rental commitments of $771,000 for this store. While we believe that the terms of this lease are reasonable, they were not negotiated on an arms-length basis.
OWNERSHIP OF COMMON STOCK
The table below shows the number of shares of our common stock beneficially owned on April 13, 2018 by:

•	each of the Directors and nominees for director;

•	each of the Named Executive Officers;

•	all Directors and Executive Officers as a group; and

•	each other person who has reported beneficial ownership of more than five percent of the outstanding common stock.
The address of each Director and Executive Officer of Dollar Tree is c/o Dollar Tree, Inc., 500 Volvo Parkway, Chesapeake, Virginia 23320. Percentage computations are based on 237,768,643 shares of our stock outstanding as of April 13, 2018.

Directors and Executive Officers	Beneficial Ownership(1)
	Shares		Percent

Arnold S. Barron	50,264	(2)	*
Gregory M. Bridgeford	6,742	(3)	*
Mary Anne Citrino	79,506	(4)	*
H. Ray Compton	276,869	(5)	*
Conrad M. Hall	111,466	(6)	*
Lemuel E. Lewis	67,600	(7)	*
Jeffrey G. Naylor	6,609	(8)	*
Gary M. Philbin	96,077	(9)	*
Bob Sasser	191,137	(10)	*
Thomas A. Saunders III	2,484,656	(11)	1%
Stephanie P. Stahl	848	(12)	*
Thomas E. Whiddon	23,871		*
Carl P. Zeithaml	26,688	(13)	*
Duncan Mac Naughton	5,458	(14)	*
Robert H. Rudman	—	(15)	*
Kevin S. Wampler	138,713	(16)	*
Michael A. Witynski	18,579	(17)	*
All current Directors and Executive Officers (21 persons)	3,639,373		1.5%
Other 5% Shareholders
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	24,188,406	(18)	10.2%
FMR LLC 245 Summer Street Boston, Massachusetts 02210	16,024,258	(19)	6.7%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	14,337,696	(20)	6%

*	less than 1%

(1)
As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Deferred shares acquired by our directors through a deferred compensation plan are assumed to be issuable in a lump sum within 60 days if the director were to terminate service within such time.

(2)
Includes 21,427 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days. Includes 2,170 owned by a family member, over which Mr. Barron may indirectly exercise investment or voting power.

(3)	Includes 5,943 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(4)	Includes 65,007 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(5)	Includes 200,000 shares owned by two separate trusts for the benefit of certain Compton family members, over which Mr. Compton may indirectly exercise investment or voting power.

(6)
Includes 10,000 shares owned by a private foundation over which Mr. Hall has the power to vote and dispose of the shares on behalf of the foundation, 75,000 held in his GRAT, and 22,139 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(7)	Includes 51,196 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(8)
Includes 367 issuable upon the exercise of stock options and 242 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(9)	Includes 57,428 held in various GRATs. Excludes 189,107 shares underlying unvested restricted stock units.

(10)	Excludes 181,941 shares underlying otherwise unvested restricted stock units.

(11)	Includes 63,756 shares owned by irrevocable trusts for the benefit of certain Saunders family members, of which Mr. Saunders is a trustee, and 84,188 shares issuable upon exercise of stock options.

(12)	Represents 848 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(13)	Includes 25,889 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(14)	Excludes 180,991 shares underlying unvested stock options and 65,318 shares underlying unvested restricted stock units.

(15)	Excludes 38,571 shares underlying unvested restricted stock units.

(16)	Includes 50,000 shares held in GRATs and excludes 42,683 shares underlying unvested restricted stock units.

(17)	Excludes 36,400 shares underlying unvested restricted stock units.

(18)
Includes shares held or controlled by The Vanguard Group, Inc. and its subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Based on Schedule 13G/A filed on April 10, 2018 by The Vanguard Group, Inc. for the period ended December 31, 2017. The Vanguard Group reported sole voting power with respect to 335,429 shares, shared voting power with respect to 80,497 shares, sole dispositive power with respect to 23,803,219 shares and shared dispositive power with respect to 385,187 shares.

(19)
Includes shares held or controlled by BlackRock, Inc. and its subsidiaries, including BlackRock Japan Co. Ltd, BlackRock Advisors, LLC, BlackRock Asset Management Deutschland AG, BlackRock Institutional Trust Company, N.A., BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Financial Management, INc. BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Asset Management Schweiz AG, BlackRock Asset Management North Asia Limited, BlackRock Fund Managers Ltd, BlackRock Asset Management Ireland Limited, BlackRock International Ltd, BlackRock Life Limited, BlackRock Investment Management UK Ltd and FutureAdvisor, Inc. Based on Schedule 13G/A filed on January 29, 2018 by BlackRock, Inc. for the period ended December 31, 2017. BlackRock reported sole voting power with respect to 12,407,692 shares and sole dispositive power with respect to 14,337,696 shares.

(20)
Includes shares held or controlled by FMR LLC. Based on Schedule 13G filed on February 13, 2018 by FMR for the period ended December 31, 2017, FMR reported sole voting power with respect to 1,579,073 shares and sole dispositive power with respect to 16,024,258 shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and persons who own more than 10% of our stock to file reports of ownership and changes in ownership of our stock with the Securities and Exchange Commission and NASDAQ, and to provide us with copies of these reports.
SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based solely on our review of the reports and written representations furnished to us, we believe that all of these reporting persons complied with their filing requirements for 2017, except H. Ray Compton, Thomas A. Saunders III, Thomas E. Whiddon, David A. Jacobs and Joshua Jewett, all of whom had one late Form 4 that was inadvertently filed late.
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information regarding shares issuable as of February 3, 2018, under our equity compensation plans, including the number of shares of common stock subject to options, restricted stock units, deferred shares and other rights granted to employees, consultants and members of our Board of Directors; the weighted-average exercise price of outstanding options; and the number of shares remaining available for future award grants under these plans. Additional information regarding our equity compensation plans can be found in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

Equity compensation plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plans approved by security holders(1)	2,005,191	$66	21,432,086
Plans not approved by security holders(2)	—	—	—

(a)	Amounts represent outstanding options, restricted stock units and deferred (“phantom”) shares as of February 3, 2018.

(b)	Not included in the calculation of weighted-average exercise price are (i) 1,522,815 restricted stock units and (ii) 203,286 deferred shares.

(c)
Amounts represent shares remaining available for future awards under all of our equity-based plans, including shares remaining under our qualified Employee Stock Purchase Plan and our 2013 Director Deferred Compensation Plan. Out of the 21,432,086 shares remaining available for future issuance, 3,139,509 represent the number of shares remaining available for future issuance under our Employee Stock Purchase Plan as of February 3, 2018.

(1)
Equity-based plans approved by our shareholders include: the 2003 Non-Employee Director Stock Option Plan, the 2013 Director Deferred Compensation Plan, the 2015 Employee Stock Purchase Plan (which replaced a predecessor plan), and the Omnibus Incentive Plan (which replaced the 2003 Equity Incentive Plan and the 2004 Executive Officer Equity Plan.

(2)
Does not include 243,993 shares to be issued upon the exercise of options with a weighted-average exercise price of $74.88, and 2,437restricted stock units that were granted under the 2006 Incentive Plan assumed by us in connection with our merger with Family Dollar.

PROPOSAL NO. 2-ADVISORY VOTE ON EXECUTIVE COMPENSATION PROGRAM
Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides that shareholders will have an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of named executive officers as disclosed in the Proxy Statement in accordance with the SEC’s rules, including Section 14A of the Securities Exchange Act of 1934.
As described in the Compensation Discussion and Analysis, the Company is committed to a pay-for-performance policy. To that end, our executive compensation program is designed to: (1) align executive pay with shareholders’ interests; (2) recognize individual initiative and achievements; (3) attract, motivate and retain highly qualified executives; and (4) unite the executive management team to a common objective. We expect a significant portion of an executive’s total compensation to be at risk, tied to both our annual and long-term performance. Please read our Compensation Discussion and Analysis beginning on page 26 and the tables and narrative that follow for additional details about our executive compensation program.
This proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on the compensation paid to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices as disclosed in this Proxy Statement. Accordingly, the Company is asking its shareholders to vote “FOR” the following resolution at the 2018 Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion set forth in this Proxy Statement.”
Vote Required
The advisory vote on the executive compensation program will be passed if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” it. The vote is advisory and will not be binding upon our Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions that our shareholders express in their votes and to the extent there is any significant vote against the proposal, we will consider the shareholders’ concerns in making future executive compensation decisions.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY
APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAM.

PROPOSAL NO. 3-RATIFICATION OF APPOINTMENT BY THE
AUDIT COMMITTEE OF KPMG LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2018
Our Audit Committee, which consists entirely of independent directors, has selected KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for fiscal year 2018. KPMG has served as our independent registered public accounting firm since 1987. You are being asked to ratify the appointment by our Audit Committee of KPMG as our independent registered public accounting firm for fiscal year 2018.
Shareholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. The Company is submitting the selection of KPMG to its shareholders for ratification as a matter of good corporate governance. If our shareholders do not ratify the selection of KPMG, the Audit Committee will reconsider whether or not to retain KPMG in the future. However, the Audit Committee is not bound by a vote either for or against the firm. A representative of KPMG will be present at the 2018 Annual Meeting of Shareholders. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees
The table below shows the aggregate fees billed by KPMG for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended February 3, 2018 and January 28, 2017; the audit of our internal control over financial reporting as of February 3, 2018 and January 28, 2017; and the review of our unaudited quarterly financial statements set forth in our Quarterly Reports on Form 10-Q for each of our fiscal quarters during 2017 and 2016, as well as fees paid to KPMG for audit-related work and other services:

	Fiscal 2017	Fiscal 2016

Audit fees	$3,273,328	$3,393,955
Audit-related fees(a)	41,000	63,300
Tax fees	—	—
All other fees (b)	13,000	—
Total fees	3,327,328	3,457,255

(a)	Audit-related fees consist of fees for services related to the audit of financial statements of our employee benefit plans for Dollar Tree and Family Dollar.

(b)	Fees related to agreed upon procedures.
We did not engage our principal accountants to provide any professional services in connection with operating our information systems or designing or implementing hardware or software that aggregates source data underlying the financial statements or generates information.
All audit work performed by KPMG is approved in advance by our Audit Committee, including the amount of fees due and payable to them for such work. In addition, our Audit Committee also approves all non-audit related work performed by KPMG in advance of the commencement of such work. Our Audit Committee has delegated to the chairman of the committee the right to approve such non-audit related assignments between meetings of the committee, and the chairman then reports on all such approvals at the next meeting of the committee, which considers ratification of such approvals by the committee chairman. In 2017, all services provided by KPMG were approved by our Audit Committee in advance of the performance of work by KPMG.
The Audit Committee of our Board has determined that the non-audit services rendered by our independent accountants during our most recent fiscal year are compatible with maintaining their independence.

Vote Required
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018 requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Should such shareholder vote not be obtained, the appointment will not be ratified.
OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

OTHER MATTERS

Copies of Form 10-K Available
We will provide a copy of our Annual Report on Form 10-K for our fiscal year ended February 3, 2018, as filed with the Securities and Exchange Commission, which includes our consolidated financial statements and notes to our financial statements, to any shareholder upon written request. The exhibits to the Form 10-K will be furnished upon request and upon payment of the cost of reproduction. Requests should be sent to the Corporate Secretary, at our corporate offices, 500 Volvo Parkway, Chesapeake, Virginia 23320. Our SEC filings, including exhibits, are also available online at our company website, www.DollarTreeinfo.com, under the heading “Investor Relations.”

By order of the Board of Directors,

William A. Old, Jr.
Corporate Secretary

Chesapeake, Virginia
May 3, 2018

DOLLAR TREE, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES LISTED HEREIN AND "FOR" PROPOSALS 2 AND 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Arnold S. Barron	☐	☐	☐	02 - Gregory M. Bridgeford	☐	☐	☐	03 - Mary Anne Citrino	☐	☐	☐
04 - Conrad M. Hall	☐	☐	☐	05 - Lemuel E. Lewis	☐	☐	☐	06 - Jeffrey G. Naylor	☐	☐	☐
07 - Gary M. Philbin	☐	☐	☐	08 - Bob Sasser	☐	☐	☐	09 - Thomas A. Saunders III	☐	☐	☐
10 - Stephanie P. Stahl	☐	☐	☐	11 - Thomas E. Whiddon	☐	☐	☐	12 - Carl P. Zeithaml	☐	☐	☐

	For	Against	Abstain
2. To Approve, on an Advisory Basis, the Compensation of the Company's Named Executive Officers	☐	☐	☐
3. To Ratify the Selection of KPMG LLP as the Company's Independent Registered Public Accounting Firm	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 3 7 6 7 9 5 2

02U2OC

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — DOLLAR TREE, INC.

500 Volvo Parkway, Chesapeake, Virginia 23320

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For Annual Meeting, June 14, 2018

The undersigned hereby appoints Bob Sasser and William A. Old, Jr, jointly and severally, each with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of DOLLAR TREE, INC. to be held at the Hilton Norfolk The Main, 100 East Main Street, Norfolk, Virginia 23510, on Thursday, June 14, 2018 at 8:00 a.m. local time, and at any adjournment thereof, on any matters coming before the Meeting.

Please specify your choice by marking the appropriate box for each matter on the reverse side. Any boxes not marked will be voted in accordance with the recommendations of the Board of Directors. The Proxies cannot vote your shares unless you sign and return this card.

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the Proxies to take action in their discretion upon other matters that may properly come before the Meeting. **If no direction is made, this proxy will be voted FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.**

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.